Exhibit 10.1

CREDIT AGREEMENT

dated as of May 31, 2007,

by and among

TESSCO TECHNOLOGIES INCORPORATED,

TESSCO SERVICE SOLUTIONS, INC.,

TESSCO INCORPORATED,

TESSCO COMMUNICATIONS INCORPORATED,

WIRELESS SOLUTIONS INCORPORATED,

TESSCO BUSINESS SERVICES, LLC,

TESSCO SUPPLY CHAIN SERVICES, LLC

TESSCO PRODUCT SOLUTIONS, LLC

TESSCO INTEGRATED SOLUTIONS, LP

GW SERVICE SOLUTIONS, INC.

as Borrowers,

the Lenders referred to herein,

and

SUNTRUST BANK,

as Administrative Agent

EXHIBITS

Exhibit A	-	Form of Revolving Credit Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Borrowing Base Certificate
Exhibit D	-	Form of Assignment and Acceptance

SCHEDULE

Schedule 1	-	Lenders and Commitments
Schedule 1.1	-	Business Premises
Schedule 6.1(a)	-	Jurisdictions of Organization and Qualification
Schedule 6.1(b)	-	Subsidiaries and Capitalization
Schedule 6.1(i)	-	ERISA Plans
Schedule 6.1(m)	-	Labor and Collective Bargaining Agreements
Schedule 6.1(s)	-	Debt and Guaranty Obligations
Schedule 6.1(t)	-	Litigation
Schedule 10.3	-	Existing Liens
Schedule 10.4	-	Investments

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of the 31st day of May, 2007, by and among (a) TESSCO TECHNOLOGIES INCORPORATED, a Delaware corporation (“TESSCO”), TESSCO SERVICE SOLUTIONS, INC., a Delaware corporation, TESSCO INCORPORATED, a Delaware corporation, TESSCO COMMUNICATIONS INCORPORATED, a Delaware corporation, WIRELESS SOLUTIONS INCORPORATED, a Maryland corporation, TESSCO BUSINESS SERVICES, LLC, a Delaware limited liability company, TESSCO SUPPLY CHAIN SERVICES, LLC, a Delaware limited liability company, TESSCO PRODUCT SOLUTIONS, LLC, a Delaware limited liability company, TESSCO INTEGRATED SOLUTIONS, LP, a Delaware limited partnership, and GW SERVICE SOLUTIONS, INC., a Delaware corporation (the aforementioned entities, including TESSCO, being hereinafter called collectively the “Borrowers”);  (b) the Lenders who are or may become a party to this Agreement; and (c) SUNTRUST BANK, as Administrative Agent.

STATEMENT OF PURPOSE

The Borrowers have requested, and the Lenders have agreed, to extend certain credit facilities to the Borrowers on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1         Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“Account Debtor” means any Person who may become obligated to any Borrower under, with respect to, or on account of, an Account.

“Accounts” means all “accounts,” as such term is defined in the UCC, now owned or hereafter acquired by any Borrower, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by chattel paper, or instruments), (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all of each Borrower’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Borrower’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Borrower for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of such Borrower), (e) all health care insurance receivables and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries.

“Agent” means SunTrust Bank in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 12.9.

“Agent’s Office” means the office of the Agent specified in or determined in accordance with the provisions of
Section 13.1(c).

“Aggregate Commitment” means the aggregate amount of the Lenders’ Commitments hereunder, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof.  On the Closing Date, the Aggregate Commitment shall be Fifty Million Dollars ($50,000,000).

“Agreement” means this Credit Agreement, as amended, restated or otherwise modified in accordance with the provisions of Section 13.11 hereof.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” has the meaning assigned thereto in Section 4.1(c).

“Application” means an application, in the form of the Issuing Lender’s then standard form of application for a Letter of Credit or such other form as may be reasonably specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Asset Disposition” means the disposition of the assets of any Borrower or any Subsidiary, whether by sale, lease, transfer or other disposition (including any such disposition effected by way of merger or consolidation).

“Assignment and Acceptance” has the meaning assigned thereto in Section 13.10.

“Available Commitment” means, as to any Lender at any time, an amount equal to (a) such Lender’s Commitment less (b) such Lender’s Extensions of Credit.

“Available Funds” means the gross balance of collected funds in the Management Account, less instruments presented for payment and installments of interest then due and payable hereunder.

“Benefitted Lender” has the meaning set forth in Section 4.5.

“Borrowing Base” means, as of any date of determination an amount equal to the sum at such time of:

(a)           80% of the book value of Eligible Accounts; and

(b)           50% of the book value of Eligible Inventory valued at the lower of cost (determined on a first-in, first-out basis) or market, in accordance with GAAP; provided that the amount advanced against Eligible Inventory shall in no event exceed $15,000,000; minus

(c)           the Static Inventory Reserve and any other reserves from time to time reasonably established by the Agent; provided that such reserves shall be reasonable under the facts and circumstances then applicable to the Borrowers and their Inventory and Accounts.

“Borrowing Date” means the date upon which any Non-Cash Management Loan is to be made.

“Borrowers” has the meaning given to such term in the Preamble hereto.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina, Baltimore, Maryland and New York, New York are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Loan bearing interest at a rate based upon the LIBOR Index, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Business Premises” means each business premises of any Borrower identified on Schedule 1.1 hereto and each business premises of any Borrower acquired after the date hereof.

“Capital Asset” means, with respect to the Borrowers and their Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrowers and their Subsidiaries.

“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one (1) year and that are required to be capitalized under GAAP.

“Capital Lease” means, with respect to the Borrowers and their Subsidiaries, any lease of any property that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrowers and their Subsidiaries.

“Cash Flow” means, as to any Person, such Person’s net income after taxes and any dividends plus interest expense, plus depreciation, amortization and other non-cash charges to income, less any capital expenditures not financed, less any non-cash income.

“Cash Management Agreements” means, collectively, all agreements between the Borrowers (or any of them) and SunTrust Bank, related to cash management products and services or services offered by SunTrust Bank related thereto.

“Cash Management Loan” means a Loan made pursuant to Section 2.2(b) hereof.

“Change in Control” has the meaning assigned thereto in Section 11.1(g).

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 5.2 shall be satisfied or waived in all respects in a manner acceptable to the Agent and the Lenders, in their reasonable discretion.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified.

“Commitment” means, as to any Lender, the obligation of such Lender to make Loans to and issue or participate in Letters of Credit issued for the account of the Borrowers hereunder in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 hereto, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

“Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment of all of the Lenders.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Borrowers and their Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Contracts” means all “contracts,” as such term is defined in the UCC, now owned or hereafter acquired by any Borrower, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Borrower may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Credit Facility” means the collective reference to the Revolving Credit Facility and the L/C Facility.

“Debt” means, with respect to the Borrowers and their Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP:  (a) all liabilities, obligations and indebtedness for borrowed money including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person, (c) all obligations of any such Person as lessee under Capital Leases, (d) all Debt of any other Person secured by a Lien on any asset of any such Person, (e) all Guaranty Obligations of any such Person, (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including without limitation any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person, (g) all obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of capital stock or other securities of such Person  and (h) all obligations incurred by any such Person pursuant to Hedging Agreements.

“Debt Service” means, for any Person for any period, (a) interest expense for such period, plus (b) current maturities of long term debt and payments due under capital leases for such period.

“Default” means any of the events specified in Section 11.1 which, with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“EBITDA” means the Borrowers’ combined earnings before interest, taxes, depreciation,  amortization, and other non-cash charges to income.

“EBITDAR” means the Borrowers’ combined earnings before interest, taxes, depreciation, amortization, rent, and other non-cash charges to income.

“Eligible Account” means, as of any time, all Accounts of any Borrower which meet the following criteria (and such additional criteria as may be added by the Lenders in their reasonable discretion upon prior written notice to the Borrowers; provided that such additional criteria are reasonable under the facts and circumstances then applicable to the Borrowers and their Accounts) at the time of creation and continue to meet such criteria at all times to the reasonable satisfaction of the Lenders:

(a)           the Account arises from the sale of goods or the performance of services by such Borrower in the ordinary course of its business;

(b)           such Borrower’s right to receive payment is  absolute and is not contingent upon the fulfillment of any condition whatsoever;

(c)           the Account Debtor’s obligation to pay the applicable invoice is not subject to such Borrower’s completion of further performance under the applicable Contract and is not subject to the equitable lien of a surety bond issuer. The Agent and the Lenders acknowledge and agree that in the ordinary course of the Borrowers’ business, all or substantially all of the  Account Debtors have a right to return purchased inventory for a period of up to thirty (30) days for repair or replacement and that the Borrowers provide warranties in respect of Inventory sold and for which payment is otherwise due.  Accordingly, the Agent and the Lenders agree that no Account shall be deemed ineligible solely because of this return or replacement policy, or any warranty or other return or replacement policy implemented in the ordinary course of the Borrowers’ business;

(d)           no defense, counterclaim, setoff or dispute is asserted and pending as to such Account; provided, however, that in the event the same shall have been asserted and is pending and the Account otherwise qualifies as an Eligible Account, the Account shall nevertheless be an Eligible Account to the extent that the defense, counterclaim, setoff, or dispute shall not have been asserted or is no longer pending;

(e)           the Account is a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(f)            an invoice, consistent as to form with sound business practices, has  been sent or delivered to the applicable Account Debtor;

(g)           the Account is owned by such Borrower and is not subject to any right, claim, security interest or other interest of any other Person except for Permitted Liens (other than Permitted Liens set forth in Section 10.3(d), (e), (h)(ii), (j), (k) or (l));

(h)           the Account does not arise from a sale to any director, officer, other employee or Affiliate of any Borrower;

 (i)           the Account Debtor is not located in a foreign country unless payment thereof is assured by a letter of credit or insurance reasonably satisfactory to the Lenders as to form, amount and issuer;

 (j)           the Account does not arise with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(k)           the Account Debtor has not failed to pay the Account within the earlier of 60 days following its due date or 90 days following its original invoice date, and the Account is not in default as a result of any matter other than failure to pay within such time periods;

(l)            the Account is not owed by an Account Debtor that suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;

(m)          the Account is not owed by an Account Debtor that is the subject of  a petition filed by or against the Account Debtor under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(n)           the Account is not owed by an Account Debtor from whom 50% or more of the Dollar amount of all Accounts owing are ineligible under the other criteria set forth herein;

(o)           All of the representations or warranties in the Loan Documents with respect to the Account are true in all material respects as of the date made or deemed made;

(p)           the Account is not evidenced by a judgment, Instrument or Chattel Paper; and

(q)           the Account is not payable in any currency other than Dollars.

“Eligible Assignee” means, with respect to any assignment of the rights, interest and obligations of a Lender hereunder, a Person that is at the time of such assignment (a) a commercial bank organized under the laws of the United States or any state thereof, having combined capital and surplus in excess of $500,000,000, (b) a commercial bank organized under the laws of any other country that is a member of the Organization of Economic Cooperation and Development, or a political subdivision of any such country, having combined capital and surplus in excess of $500,000,000, (c) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and that has total assets in excess of $1,000,000,000, (d) already a Lender hereunder (whether as an original party to this Agreement or as the assignee of another Lender), (e) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender, or (f) any other Person that has been approved in writing as an Eligible Assignee by the Borrowers and the Agent.

“Eligible Inventory” means, as of any time, all Inventory of any Borrower which meets the following criteria (and such additional criteria as may be added by the Lenders in their reasonable discretion upon prior written notice to the Borrowers; provided that such additional criteria, and the addition thereof, are reasonable under the facts and circumstances then applicable to the Borrowers and their Inventory) at the time of creation and continues to meet such criteria at all times to the reasonable satisfaction of the Lenders:

(a)           the Inventory is owned by the Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower’s performance with respect to that Inventory) except for Permitted Liens (other than Permitted Liens set forth in Section 10.3(d), (e), (h)(ii), (j), (k) or (l));

(b)           the  Inventory is  not placed on consignment or in transit;

(c)           the Inventory is not covered by a negotiable document of title, unless such document is in the possession of the applicable Borrower, free and clear of all Liens except for Permitted Liens (other than  Permitted Liens set forth in Section 10.3(d), (e), (h)(ii), (j), (k) or (l));

(d)           the Inventory is not excess, obsolete, unsalable, shopworn, seconds, damaged or unfit for sale, as determined by the Lenders in their reasonable discretion;

(e)           the Inventory does not consist of display items or packing or shipping materials, manufacturing supplies, or  work-in-process Inventory;

(f)            the Inventory does not consist of goods which have been returned by the buyer and which are not salable in the ordinary course of the Borrowers’ business;

(g)           the Inventory is of a type held for sale in the ordinary course of such Borrower’s business;

(h)           the representations or warranties pertaining to the Inventory set forth in the Loan Documents are true and accurate in all material respects when made or deemed made;

(i)            the Inventory does not consist of Hazardous Materials (except for Hazardous Materials which are handled, stored, processed, assembled and otherwise held in compliance with all applicable Environmental Laws) or goods that can be transported or sold only with licenses that are not generally available; and

 (j)           the Inventory is covered by casualty insurance reasonably acceptable to the Lenders.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for the employees of the Borrowers or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of the Borrowers or any current or former ERISA Affiliate.

“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified.

“ERISA Affiliate” means any Person who together with the Borrowers is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Eurodollar Reserve Percentage” means, for any day, the percentage, if any, (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 11.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excess Funds” means, at any time, the amount by which the Available Funds exceed the Target Balance.

“Existing Facility” means the revolving credit facility initially established by certain of the Borrowers,  SunTrust Bank and Wachovia Bank, National Association, as lenders, and others, pursuant to a Credit Agreement dated as of September 25, 2003, as the same may from time to time have been amended, restated, supplemented, or otherwise modified.

“Extensions of Credit” means, as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by the Lender then outstanding, (b) the Lender’s Commitment Percentage of the L/C Obligations then outstanding and (c) the Lender’s Commitment Percentage of the Unsettled Loans.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Agent.  If, for any reason, such rate is not available, then “Federal Funds Rate” shall mean a daily rate which is determined, in the opinion of the Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (Baltimore time).  Rates for weekends or holidays shall be the same as the rate for the immediately preceding Business Day.

“Fiscal Year” means the fiscal year of the Borrowers and their Subsidiaries of 52 or 53 weeks ending on the Sunday following, on, or between March 26 and April 1 of each calendar year.

“Funded Debt” means the sum of (a) any indebtedness of the Borrowers and their operating Subsidiaries to any person for borrowed moneys, which is shown on the balance sheet of the Borrowers as a liability under GAAP, plus (b) if the HQ Purchase Transaction is financed with off balance sheet financing, the capitalized lessor’s cost or imputed principal balance financed by such off-balance sheet financing.

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrowers and their Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Borrowers and their Subsidiaries.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty Obligation” means, with respect to the Borrowers and their Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Applicable Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Applicable Law, (d) the discharge or emission or release of which requires a permit or license under any Applicable Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass or to pose a health or safety hazard to persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means any agreement with respect to an interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Borrowers, and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified.

“HQ Purchase Date” has the meaning assigned thereto in Section 9.4.

“HQ Purchase Transaction” has the meaning assigned thereto in Section 9.4.

 “Interest Expense” means, for any period, total interest expense (including, without limitation, interest expense attributable to capital leases) determined on a Consolidated basis, without duplication, for the Borrowers and their Subsidiaries in accordance with GAAP.

“Inventory” means all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by any Borrower, wherever located, and in any event including inventory,

merchandise, goods and other personal property that are held by or on behalf of any Borrower for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Borrower’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Issuing Lender” means SunTrust Bank, in its capacity as issuer of any Letter of Credit, or any successor thereto.

“L/C Commitment” means Five Million Dollars ($5,000,000).

“L/C Facility” means the letter of credit facility established pursuant to Article III hereof.

“L/C Obligations” means, at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means the collective reference to all of the Lenders other than the Issuing Lender.

“Lender” means each Person executing this Agreement as a Lender set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 13.10.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Commitment Percentage of the Loans.

“Letters of Credit” has the meaning assigned thereto in Section 3.1.

“LIBOR Index” means the one-month LIBOR established by the British Bankers Association as of 11:00 a.m. (London time) on the first Business Day of each month as published by an on-line information service such as Bloomberg Financial Markets News Services or any comparable reporting service selected by the Agent.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, the Note, the Applications, any Hedging Agreement with any Lender which is now or hereafter permitted or required hereunder, and each other document, instrument, certificate and agreement executed and delivered by any Borrower, any Subsidiary or their counsel in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended, restated or otherwise modified.

“Loans” means any loan made to the Borrowers pursuant to Section 2.1, and all such loans collectively as the context requires.

“Management Account” means the Borrowers’ deposit account number 1000041097725 at SunTrust Bank.

“Material Adverse Effect” means, with respect to the Borrowers, a material adverse effect on the properties, business, prospects, operations or condition (financial or otherwise) of the Borrowers, on a Consolidated basis, or on the ability of the Borrowers, taken as a whole, to perform their obligations under the Loan Documents.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions within the preceding six years.

 “Net Amount” means, as of the date of any Report, the amount payable by or to each Lender such that, after giving effect thereto, such Lender shall have funded the Loans in an amount equal to its Commitment Percentage of the outstanding principal amount thereof on such date.

“Net Casualty Proceeds” means the gross proceeds from and casualty or condemnation proceeds remaining after payment of all expenses (including attorneys’ fees) incurred in connection with the collection of such gross proceeds and taxes payable in connection therewith.

“Net Proceeds” means gross proceeds (cash or non-cash) or other consideration paid to, or received by, any Borrower from (a) any Asset Disposition (including, without limitation, any issuance or assumption of Debt or the issuance of securities), net of customary and reasonable settlement costs, fees, expenses and taxes payable in connection with such Asset Disposition or (b) any sale, issuance, or other offering of Debt or securities net of customary and reasonable costs, fees, and expenses.

“Net Worth” means, with respect to any Person as of any date of determination, the book value of the assets of such Person, minus the sum of (a) reserves applicable thereto, and (b) all of such Person’s liabilities on a Consolidated basis (including accrued and deferred income taxes), all as determined in accordance with GAAP.

“Non-Cash Management Loan” means any Loan other than a Cash Management Loan made pursuant to Section 2.2(b) hereof.

“Note” means the Revolving Credit Note made by the Borrowers payable to the order of the Lenders in care of the Agent, substantially in the form of Exhibit A hereto, evidencing the Revolving Credit Facility, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all payment and other obligations owing by the Borrowers to any Lender or the Agent under any Hedging Agreement with any Lender which is permitted or required hereunder, and (d) all other fees and commissions (including reasonable attorney’s fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrowers to the Lenders or the Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, in each case under or in respect of this Agreement, the Note, any Letter of Credit or any of the other Loan Documents.

“Officer’s Compliance Certificate” has the meaning assigned thereto in Section 7.2.

“Other Taxes” has the meaning assigned thereto in Section 4.9(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for employees of the Borrowers or any ERISA Affiliates or (b) has at any time within the preceding six years been maintained for the employees of the Borrowers or any of their current or former ERISA Affiliates.

“Permitted Acquisition” means the acquisition or purchase of, or investment in, any Person, any operating division or unit of any Person, or the capital stock or operational assets of any Person or the combination with any Person by any Borrower or any Subsidiary (each individually, a “Subject Transaction”) regardless of the structure of the Subject Transaction, provided that either (1) such acquisition, purchase, investment, or combination is approved by the Lenders in writing prior to consummation, or (2) such acquisition, purchase, investment or combination meets the following criteria:

(a)           the aggregate purchase price of, investment in, acquisition expenditures relating to (excluding customary and reasonable transaction costs) and assumed liabilities in connection with all such Subject Transactions, in the aggregate, shall not exceed at any time or in any circumstance $5,000,000,

(b)           such Subject Transaction shall not otherwise constitute, give rise to, or occur during the continuance of  a Default or an Event of Default,

(c)           the Borrowers shall have furnished financial projections in form and content reasonably acceptable to the Lenders which give effect to such Subject Transaction and which project that such Subject Transaction would not cause a Default or Event of Default (provided that the Lenders agree that such projections shall not constitute a guaranty of actual performance),

(d)           if and to the extent the Subject Transaction consists of the purchase or acquisition of a Person which is to be a Subsidiary of a Borrower or merged into a Subsidiary of a Borrower created for the express purpose of consummating the proposed acquisition, the Borrower shall comply with the provisions of Section 8.12, and

(e)           if the Subject Transaction involves the merger or consolidation of a Borrower with any other party, the applicable Borrower will be the surviving entity in any such merger or consolidation.

“Permitted Asset Disposition” means any one of the following Asset Dispositions; provided that no such Asset Disposition shall be permitted at any time following the occurrence of a Default or an Event of Default or if and to the extent any such Asset Disposition would give rise to a Default or an Event of Default, unless otherwise agreed in writing by the Lenders:

(a)           an Asset Disposition for which the sum of (A) the Net Proceeds to be paid to or received by the Borrower and/or any Subsidiary with respect to such Asset Disposition, plus (B) the aggregate amount of all Net Proceeds paid to or received by any or all of the Borrowers and/or any or all Subsidiaries, is less than or equal to $1,000,000 during any Fiscal Year;

(b)           sales of Inventory in the ordinary course of business,

(c)           the licensing of patents, trademarks and/or copyrights, in the ordinary course of business,

(d)           dispositions of worn, used, surplus or obsolete tangible property in the ordinary course of business,

(e)           dispositions of assets (including Net Casualty Proceeds) to the extent such assets are replaced with assets of similar kind and function, provided that the replacement assets shall be purchased no later than ninety (90) days following the Asset Disposition, the replacement assets shall be free and clear of Liens other than Permitted Liens that are not Liens securing purchase money, finance, or capital lease arrangements, and the Borrowers shall give the Lenders at least ten (10) days prior written notice of such Asset Disposition, except for an Asset Disposition which constitutes a casualty,

(f)            intercompany sales, leases or other dispositions of assets among and between the Borrowers; and

(g)           the sale of any Capital Assets acquired by any Borrower or any Subsidiary and the leaseback of such assets within thirty (30) days of acquisition, but only as contemplated and required as part of an intended Capital Lease transaction at the time of acquisition.

“Permitted Lien” means a lien permitted by the provisions of Section 10.3.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by SunTrust Bank as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs.  The parties hereto acknowledge that the rate announced publicly by SunTrust Bank as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Register” has the meaning assigned thereto in Section 13.10(d).

“Reimbursement Obligation” means the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Report” has the meaning set forth in Section 2.3.

“Required Lenders” means, at any date, any combination of holders of at least seventy-one percent (71%) of the aggregate Commitment Percentages.

“Responsible Officer” means any of the following: the chief executive officer or chief financial officer of any Borrower or any other officer of a Borrower reasonably acceptable to the Agent.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II hereof.

“Scheduled Maturity Date” has the meaning given to such term in Section 2.6.

“Settlement Date” has the meaning given to such term in Section 2.3(b) hereof.

“Solvent” means, as to the Borrowers and their Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Static Inventory Reserve” means, at any time, a reserve in the amount of 2.5% of the total book value of the Borrowers’ Inventory.

“Subordinated Debt” means the collective reference to Debt on Schedule 6.1(s) hereof designated as Subordinated Debt and any other Debt of any Borrower or any Subsidiary subordinated in right and time of payment to the Obligations on terms satisfactory to the Required Lenders.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).  Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrowers.

“SunTrust Bank” means SunTrust Bank and its successors.

“Tangible Net Worth” means, with respect to any Person at any date, the Net Worth of such Person at such date, excluding, however, from the determination of the total assets at such date, (a) all goodwill, capitalized organizational expenses, capitalized research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other intangible items, (b) all unamortized debt discount and expense, (c) treasury stock, (d) any write-up in the book value of any asset resulting from a revaluation thereof, and (e) all loans or advances to officers, Affiliates, and related parties.

 “Target Balance” means $0.00.

“Taxes” has the meaning assigned thereto in Section 4.9(a).

“Termination Date” means the earliest of the dates referred to in Section 2.6.

“Termination Event” means:  (a) a “Reportable Event” described in Section 4043 of ERISA, or (b) the withdrawal of the Borrowers or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the partial or complete withdrawal of the Borrowers or any ERISA Affiliate from a Multiemployer Plan, or (g) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Total Debt” means, as of any date of determination with respect to the Borrowers and their Subsidiaries on a Consolidated basis without duplication, the sum of all Debt of the Borrowers and their Subsidiaries.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1994 Revision), International Chamber of Commerce Publication No. 500.

“UCC” means the Uniform Commercial Code as in effect in the State of Maryland, as amended, restated or otherwise modified.

“United States” means the United States of America.

“Unsettled Loan” means any Cash Management Loan for which settlement has not yet been made under Section 2.3(b).

“Wachovia” means Wachovia Bank, National Association, a national banking association, and its successors.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of capital stock or other ownership interests of such Subsidiary are, directly or indirectly, owned or controlled by a Borrower and/or one or more of its Wholly-Owned Subsidiaries.

SECTION 1.2         General.  Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement.  Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

SECTION 1.3         Other Definitions and Provisions.

(a)           Use of Capitalized Terms.  Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Note and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

(b)           Miscellaneous.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1         Loans.  Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Loans to the Borrowers from time to time from the Closing Date through the Termination Date as requested by the Borrowers in accordance with the terms of Section 2.2; provided, that (a) the aggregate principal amount of all outstanding Loans (after giving effect to any amount requested) shall not exceed the lesser of the Aggregate Commitment or the Borrowing Base, less the sum of all outstanding L/C Obligations and (b) the principal amount of outstanding Loans from any Lender to the Borrowers shall not at any time exceed such Lender’s Commitment less the sum of such Lender’s Commitment Percentage of outstanding L/C Obligations and the Lender’s Commitment Percentage of Unsettled Loans.  Subject to the terms and conditions hereinafter set forth, each Loan by a Lender shall be in a principal amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of Loans requested on such occasion.  Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Loans hereunder until the Termination Date.

SECTION 2.2         Borrowing Procedure.

(a)           Except as hereinafter provided, all requests by the Borrowers for Loans shall be made by notice in writing (a “Notice of Borrowing”) in the form attached hereto as Exhibit B, accompanied by such information and documents concerning, as applicable, the amount of the Loan and the applicable Borrowing Date, the Borrowers’ financial condition, and/or other matters as the Lenders may from time to time require.  The Borrowers agree that they shall not request (a) any Loan that would cause the outstanding principal balance of the Loans to exceed the lesser of the Aggregate Commitment or the Borrowing Base, less the amount of any outstanding L/C Obligations. If for any reason the sum of the outstanding Loans shall nevertheless exceed the lesser of the Aggregate Commitment or the Borrowing Base less the outstanding L/C Obligations, the Borrowers shall remain liable for the entire amount outstanding, with interest, fees, and charges thereon as provided herein, and the Borrowers shall immediately upon demand pay to the Agent for the benefit of the Lenders the amount of such excess, with interest thereon as provided herein.

(b)           (i)  In order to accommodate the Borrowers’ desire to manage their cash by initiating borrowings and payments under SunTrust Bank’s cash management program, borrowings and payments of Loans may be requested and made as described in this Section 2.2(b). SunTrust Bank will monitor the Management Account on each Business Day to determine the amount of Excess Funds, if any, in the Management Account, and the Borrowers authorize SunTrust Bank to transfer Excess Funds from the Management Account and apply the same (or a portion thereof, as applicable) in payment of Loans then outstanding and interest thereon.

(ii)  If SunTrust Bank determines on any Business Day that the amount of Available Funds is, or would upon presentment of instruments and obligations then currently held by SunTrust Bank pending presentment be, less than the Target Balance, the Borrowers authorize SunTrust Bank to make a Cash Management Loan in the amount necessary to cause the Available Funds to equal at least the Target Balance, without the necessity of any formal request therefor to be made by the Borrowers, and the proceeds of such Cash Management Loan will be simultaneously deposited by SunTrust Bank in the Management Account and simultaneously applied insofar as necessary to satisfy instruments presented against the Borrowers’ account for payment (including, without limitation, authorized electronic funds transfers), and to satisfy due and unpaid Obligations of the Borrowers hereunder relating to the payment of interest (without the necessity for the Borrowers to provide direction to SunTrust Bank to make payment of such interest, which direction shall be presumed unless and until the Lenders may be notified to the contrary at any time by the Borrowers, and which payments shall, assuming sufficient Available Funds following application of the above procedures, be automatic), such that the balance in the Management Account will not actually go below the Target Balance.

(iii) The Borrowers shall pay to SunTrust Bank a periodic service charge for the services to be performed by SunTrust Bank under the Cash Management Agreements, which charge shall be determined from time to time according to the schedule of such charges which may be established from time to time by SunTrust Bank pursuant to the Cash Management Agreements.  The Borrowers acknowledge that the services to be performed by SunTrust Bank under the Cash Management Agreements are provided as a service accommodation to the Borrowers and do not, and shall not, constitute conditions to or considerations for the Obligations, and, therefore, none of the Agent, SunTrust Bank, or any other Lender shall be liable to the Borrowers and the Borrowers shall not be entitled to any reduction in interest charged to the Borrowers on the Loans on account of any failure of SunTrust Bank to cause any reduction to be made in the principal amount of Loans outstanding; provided, however, that SunTrust Bank shall be responsible to the Borrowers for any loss or liability that the Borrowers sustain as a result of the gross negligence or willful misconduct of SunTrust Bank in the operation of the program.  Nothing herein contained shall be construed to limit, diminish, or in any way impair any security interest, lien, or right of setoff of the Agent for the benefit of the Lenders, or any Lender.  The Lenders acknowledge and agree that the periodic service charge paid by the Borrowers to SunTrust Bank under this Section 2.2 shall be for the account of SunTrust Bank only and shall not be shared by the Lenders in accordance with their Commitment Percentages or otherwise.

(iv)          At any time SunTrust Bank may terminate the operation of the cash management program without prior notice to the Borrowers; provided, however, that SunTrust Bank shall endeavor to give prior notice to the Borrowers of any proposed termination. After termination of such program, the Borrowers may request Loans only in accordance with the provisions of Section 2.2(a).

SECTION 2.3         Funding Procedure.

(a)  Non-Cash Management Loans.  Upon receipt from the Borrowers of a request for a Non-Cash Management Loan, Agent shall promptly notify each Lender thereof by fax or other written notice.  Each Lender will make the amount of its Commitment Percentage of each such Loan requested available to Agent, for the account of the Borrowers, at the office of Agent located at 120 East Baltimore Street, Baltimore, Maryland 21202 at 11:00 a.m., Baltimore time, on the Borrowing Date requested by the Borrowers in funds immediately available to Agent; provided, however, that each Lender’s Commitment Percentage of each Loan shall be due no earlier than 11:00 a.m., Baltimore time, on the Business Day following the giving of notice to such Lender concerning such Loan.

Unless the Agent and the Borrowers shall have been notified in writing by any Lender prior to a Borrowing Date that such Lender will not make the amount which would constitute its Commitment Percentage of the Non-Cash Management Loan to be made on such date available to Agent, Agent may assume that such Lender has made such amount available to Agent on such Borrowing Date and Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  If such amount is made available to Agent on a date after such Borrowing Date, such Lender shall pay to Agent on demand an amount equal to the product of (A) a fraction, the numerator of which is the daily average Fed Funds Rate during such period and the denominator of which is 365, times (B) the amount of such Lender’s Commitment Percentage of such Loan, times (C) the number of days that elapse from and including such Borrowing Date to the date on which such Lender’s Commitment Percentage of such Loan shall have become immediately available to Agent.  A certificate of Agent submitted to any Lender with respect to any amounts owing under this Subsection 2.3(a) shall be conclusive, absent manifest error.  If such Lender’s Commitment Percentage of such Loan is not in fact made available to Agent by such Lender within three Business Days of such Borrowing Date, Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to Loans hereunder, on demand, from the Borrowers (without prejudice to the Borrowers’ rights against such Lender).  Nothing herein shall be deemed to relieve any Lender from its obligation to fund its Commitment Percentage of any Loans hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder.  No Lender shall be responsible for any default of another Lender in respect of the other Lender’s obligation to fund Loans hereunder nor shall the Commitment of any Lender hereunder be increased as a result of such default of any other Lender.  Each Lender shall be obligated to the extent provided herein regardless of the failure of any other Lender to fulfill its obligations hereunder.

 (b)          Cash Management Loans.  On the last Business Day of each week, or more frequently if Agent so elects, Agent will give to each Lender a written report (“Report”) indicating the aggregate principal amount of Cash Management Loans outstanding for each day from and including the day of the last Report, the aggregate principal amount of Cash Management Loans extended since the date of the last Report, the amount of payments received by the Agent and/or SunTrust Bank from or on behalf of the Borrowers since the date of the last Report and applied against Cash Management Loans, the Net Amount and/or such other matters as may be agreed upon by the Agent and the Lenders from time to time.  Each date upon which a Report is given is hereinafter called a “Settlement Date.”  Upon the giving of each Report, the Net Amount shall be paid by each Lender to SunTrust Bank (or if SunTrust Bank is no longer the Agent, to the Agent for transmission to SunTrust Bank) or by SunTrust Bank (or if SunTrust Bank is no longer the Agent, by the Agent following its receipt thereof from SunTrust Bank) to each Lender in immediately available funds, as appropriate.  If any Lender shall fail to pay to Agent the Net Amount on or before the Business Day following the receipt of the Report with respect thereto, such Lender shall pay to SunTrust Bank (or if SunTrust Bank is no longer the Agent, then to the Agent for transmission to SunTrust Bank) on demand an amount equal to the product of (i) a fraction, the numerator of which is the daily average Fed Funds Rate during such period and the denominator of which is 365, times (ii) the Net Amount, times (iii) the number of days that elapse from and including the Business Day following the giving of the applicable Report to the date on which such Lender’s Net Amount shall have become immediately available to the Agent.  A certificate of Agent submitted to any Lender with respect to any amounts owing under this Subsection 2.3(b) shall be conclusive, absent manifest error.

Notwithstanding the foregoing provisions of this Subsection 2.3(b), in no event shall a Lender be obligated to fund any Loan to the extent funding such Lender’s portion of such Loan would cause that portion of the outstanding amount of all Loans funded by such Lender plus the Lender’s Commitment Percentage of all outstanding L/C Obligations to exceed such Lender’s Commitment Amount.

SECTION 2.4         Repayment of Loans.

(a)           Repayment on Termination Date.  The Borrowers shall repay the outstanding principal amount of all Loans in full on the Termination Date, together with all accrued but unpaid interest thereon.

(b)           Mandatory Repayment of Excess Loans.  If at any time the outstanding principal amount of all Loans exceeds the lesser of the Aggregate Commitment or the Borrowing Base less the sum of all outstanding L/C Obligations (the amount of such excess being here called a “Borrowing Base Deficiency”), the Borrowers shall immediately repay to the Agent for the account of the Lenders, an amount equal to such excess, with each such repayment applied first to the principal amount of outstanding Loans, and second to provide cash collateral for the outstanding balance of the L/C Obligations; provided, however, that if such Borrowing Base Deficiency results from the imposition by the Lenders of new criteria for the determination of Eligible Accounts or Eligible Inventory or new reserves, as provided in this Agreement, the Borrowers shall have a period of fifteen (15) days from the date of such Borrowing Base Deficiency to make such payment.  Such cash collateral shall be applied in accordance with Section 11.2(b).  Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

(c)           Optional Repayments.  The Borrowers may, at their option, prepay, in whole or in part, the Loans at any time without penalty or premium; provided, however, that the Agent may, in the Agent’s discretion, apply each prepayment first to the payment of accrued and unpaid interest, fees and other charges payable in connection with the Loans and then to the payment of the principal balance of such Loans.

SECTION 2.5         Note.  The obligation of the Borrowers to repay the Loans shall be evidenced by a single Revolving Credit Note executed by the Borrowers payable to the order of the Lenders in care of the Agent.

SECTION 2.6         Termination of Credit Facility.  The Credit Facility shall terminate on the earliest of (a) the date of termination by the Agent on behalf of the Lenders pursuant to Section 11.2(a), or (b) May 30, 2010 (the “Scheduled Maturity Date”), or (c) delivery of written notice of termination by TESSCO; provided, however, that, at the request of TESSCO, the Lenders may extend the Scheduled Maturity Date by twelve months at any time by giving the Borrowers written notice of a new Scheduled Maturity Date.  Without limiting the generality of the preceding sentence, at the end of each twelve-month period after any Scheduled Maturity Date, the Lenders will elect whether to extend the Scheduled Maturity Date by twelve months.  Notwithstanding the foregoing or any failure to notify the Borrowers of a new Scheduled Maturity Date, any Loans made or Letters of Credit issued under the Credit Facility after the Scheduled Maturity Date shall be governed by the Loan Documents.  In the event that the Credit Facility is terminated by delivery of written notice of termination by TESSCO prior to the third anniversary of the Closing Date, the Borrowers shall pay to the Lenders (for pro rata distribution) a termination fee equal to (a) thirty (30) basis points (.3%) of the Aggregate Commitment if the Credit Facility is terminated prior to the first anniversary of the Closing Date; (b) twenty (20) basis points (.2%) of the Aggregate Commitment if the Credit Facility is terminated on or after the first anniversary of the Closing Date and before the second anniversary of the Closing Date, and (c) ten (10) basis points (.1%) of the Aggregate Commitment if the Credit Facility is

terminated on or after the second anniversary of the Closing Date and before the third anniversary of the Closing Date.

SECTION 2.7         Use of Proceeds.  The Borrowers shall use the proceeds of the Loans solely to refinance the Existing Facility and for working capital, Capital Expenditures, and Permitted Acquisitions by the Borrowers, including the payment of fees and expenses incurred in connection with such transactions, and to purchase not more than $10,000,000 of issued and outstanding stock after the date hereof.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1         L/C Commitment.  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue commercial or standby letters of credit (“Letters of Credit”) for the account of the Borrowers on any Business Day from the Closing Date through but not including the Termination Date in such form as may be approved from time to time by the Lenders; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the Available Commitment of any Lender would be less than zero.  Each Letter of Credit shall (i) be denominated in Dollars, (ii) be a commercial or standby letter of credit issued to support obligations of any Borrower, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date satisfactory to the Issuing Lender, which date shall be no later than the earlier of  (1) the Termination Date or (2) one year after the issuance of such Letter of Credit and (iv) be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of Maryland.  The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if (a) such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law, or (b) if any Lender notifies the Issuing Lender, within two (2) Business Days after receipt of the Application therefor, of such Lender’s objection to the issuance of the Letter of Credit.  References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires.

SECTION 3.2         Procedure for Issuance of Letters of Credit.  The Borrowers may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Lenders an Application therefor, completed to the satisfaction of the Issuing Lender and the other Lenders, and such other certificates, documents and other papers and information as the Issuing Lender or the other Lenders may request.  Upon receipt of any Application, the Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrowers.  The Issuing Lender shall promptly furnish to the Borrowers and the other Lenders a copy of such Letter of Credit and the final Application.

SECTION 3.3         Fees.  With respect to any Letter of Credit, the Borrowers shall pay to the Agent, for the account of the Issuing Lender, the Issuing Lender’s standard fees in connection with letters of credit, as in effect from time to time. With respect to each standby Letter of Credit, the Borrowers shall pay to the Agent, for the account of the L/C Participants, a fee equal to 1.5% per annum of the face amount of the standby Letter of Credit for the period of time the Letter of Credit will be outstanding.

SECTION 3.4         L/C Participations.

(a)           The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b)           Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and each such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date.  If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  A certificate of the Issuing Lender with respect to any amounts owing under this Section 3.4(b) shall be conclusive in the absence of manifest error.  With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.4(b), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. (Baltimore time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (Baltimore time) on any Business Day, such payment shall be due on the following Business Day.

(c)           At any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section 3.4, if the Issuing Lender receives any payment related to such Letter of

Credit (whether directly from the Borrowers or otherwise, or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.5         Reimbursement Obligation of the Borrowers.  The Borrowers agree to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrowers in writing of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses, if any, reasonably incurred by the Issuing Lender in connection with such payment.  Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds.  Interest shall be payable on any and all amounts remaining unpaid by the Borrowers under this Article III from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Loans which were then overdue.  If the Borrowers fail to timely reimburse the Issuing Lender on the date the Borrowers receive the notice referred to in this Section 3.5, the Borrowers shall be deemed to have timely given a Notice of Borrowing hereunder to the Agent requesting the Lenders to make a Loan on such date in an amount equal to the amount of such drawing and, regardless of whether the conditions precedent specified in Article V have been satisfied, the Lenders shall be authorized to make a Loan in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses.

SECTION 3.6         Obligations Absolute.  The Borrowers’ obligations under this Article III (including without limitation the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrowers may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit.  The Borrowers also agree with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrowers’ Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of a Borrower against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct.  The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of Maryland, shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender to the Borrowers.  The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.7         Effect of Application.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.

ARTICLE IV

GENERAL LOAN PROVISIONS

SECTION 4.1         Interest; Late Charges, Etc.

(a)           Subject to the provisions of Subsection 4.1(d) hereof, the aggregate amount of all Loans shall bear interest at a floating and fluctuating per annum rate of interest equal to the applicable LIBOR Index plus the Applicable Margin.

(b)           Accrued interest on the Loans shall be payable monthly on the first (1st) day of each month commencing on July 1, 2007.

(c)           The Applicable Margin provided for in Section 4.1(a) with respect to the Loans shall for each fiscal quarter be determined by reference to the Borrowers’ ratio of Funded Debt to EBITDA as of the end of the fiscal quarter immediately preceding the delivery of the applicable Officer’s Compliance Certificate as follows:

Funded Debt to EBITDA	Applicable Margin
Greater than or equal to 3.5 to 1.0	2.75%
Greater than or equal to 3.0 to 1.0 , but less than 3.5 to 1.0	2.50%
Greater than or equal to 2.5 to 1.0 but less than 3.0 to 1.0	2.15%
Greater than or equal to 2.0 to 1.0 but less than 2.5 to 1.0	1.85%
Greater than or equal to 1.5 to 1.0 but less than 2.0 to 1.0	1.65%
Less than 1.50 to 1.0	1.25%

Adjustments, if any, in the Applicable Margin shall be made by the Agent on the tenth (10th) Business Day after receipt by the Agent of quarterly financial statements for the Borrowers and their Subsidiaries and the accompanying Officer’s Compliance Certificate setting forth the ratio of Funded Debt to EBITDA of the Borrowers and their Subsidiaries as of the most recent fiscal quarter end.  Subject to Section 4.1(d), in the event the Borrowers fail to deliver such financial statements and certificate within the time required by Section 7.2 hereof, the Applicable Margin shall be the highest Applicable Margin set forth above until the delivery of such financial statements and certificate.

(d)           Default Rate.  Subject to Section 11.3, upon the occurrence and during the continuance of an Event of Default, all outstanding Loans shall bear interest at a rate per annum three percent (3%) in excess of the rate then applicable to Loans.  Interest shall continue to accrue on the Note after the filing by or against any or all of the Borrowers of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(e)           Interest Payment and Computation.  All interest rates, fees and commissions provided hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed.  The interest rate payable hereunder shall be adjusted monthly upon any change in the LIBOR Index, or daily upon any change in the Prime Rate, as applicable.

(f)            Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Note charged or collected pursuant to the terms of this Agreement or pursuant to the Note exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Agent’s option (i) promptly refund to the Borrowers any interest received by the Lenders in excess of the maximum lawful rate or (ii) shall apply such excess to the principal balance of the Obligations.  It is the intent hereof that the Borrowers not pay or contract to pay, and that neither the Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrowers under Applicable Law.

SECTION 4.2         Fees.

(a)         Origination Fee.  On the Closing Date, the Borrowers shall pay to the Lenders an origination fee of $50,000, $35,000 of which shall be paid to SunTrust Bank, and $15,000 of which shall be paid to Wachovia Bank.

(b)         Unused Availability Fee.  At the end of each fiscal quarter of the Borrowers, and on the Termination Date, the Borrowers shall pay to the Agent, in arrears, for the ratable benefit of the Lenders, a facility fee equal to twelve and one-half (12.5) basis points (.125%) of the first $10,000,000 of the daily unused portion of the Credit Facility for the previous quarter, and twenty-five (25) basis points (.25%) of the remaining average daily unused portion of the Credit Facility for the previous quarter. For purposes of the calculation of this fee, outstanding L/C obligations will be treated as outstanding Loans.

(c)         [Intentionally Omitted].

(d)           Administrative Agent’s Fee.  The Borrower shall pay to the Agent commencing on the date hereof, and on the same day of each year hereafter, an annual administrative fee in the amount of $25,000 per year.

(e)           Extension Fee.  In connection with each extension of the Scheduled Maturity Date, the Borrowers shall pay to the Lenders an extension fee equal to .125% of the maximum amount of the Credit Facility.

(f)            Late Charge.  The Borrowers shall pay a late charge equal to five percent (5%) of any payment of principal and/or interest that is more than fifteen (15) days late.

SECTION 4.3         Manner of Payment.  Each payment by the Borrowers on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement or the Note shall be made not later than 1:00 p.m. (Baltimore, Maryland time) on the date specified for payment under this Agreement to the Agent at the Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages (except as specified below), in Dollars, in immediately available funds and without any set-off, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m. (Baltimore time) on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. (Baltimore, Maryland time) shall be deemed to have been made on the next succeeding Business Day for all purposes.  Upon receipt by the Agent of each such payment, the Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Commitment Percentage (except as specified below) and shall wire advice of the amount of such credit to each Lender.  Each payment to the Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be.  Each payment to the Agent of Agent’s fees or expenses shall be made for the account of the Agent and any amount payable to any Lender under any Section of this Agreement relating to payments due to the Lenders shall be paid to the Agent for the account of the applicable Lender.  If any payment under this Agreement or the Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

Anything in the foregoing to the contrary notwithstanding, the portion of any interest payment remitted to any Lender with respect to any Cash Management Loan shall be equal only to interest on the amount advanced by such Lender, at the applicable rate, from the date such Lender advances its Percentage Commitment of such Loan.

SECTION 4.4         Crediting of Payments and  Proceeds.  In the event that the Borrowers shall fail to pay any of the Obligations when due and the Obligations shall have been accelerated pursuant to Section 11.2, all payments received by the Lenders upon the Note and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrowers hereunder, then to all indemnity obligations then due and payable by the Borrowers hereunder, then to all Agent’s and Issuing Lender’s fees then due and payable, then to all commitment and other fees and commissions then due and payable, then to accrued and unpaid interest on any Unsettled Loans to SunTrust Bank, then to the principal amount of any Unsettled Loans outstanding, then to accrued and unpaid interest on the remainder of the Loans and the Reimbursement Obligation (pro rata in accordance with all such amounts due), then to the principal amount of the remaining Loans and the Reimbursement Obligation (pro rata in accordance with all such amounts due) and then to the cash collateral account described in Section 11.2(b) hereof to the extent of any L/C Obligations then outstanding, in that order.

SECTION 4.5         Adjustments.  If any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or interest thereon, or if any Lender shall at any time receive any collateral in respect to the Obligations owing to it (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Extensions of Credit, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest.  The Borrowers agree that each Lender so purchasing a portion of another Lender’s Extensions of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

SECTION 4.6         Nature of Obligations of Lenders Regarding Loans and Letters of Credit; Assumption by the Agent.  The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several.   The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrowers shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the Borrowing Date.

SECTION 4.7         Changed Circumstances.

(a)           Circumstances Affecting LIBOR Index Availability.  If at any time the Agent determines that the LIBOR Index cannot be adequately and reasonably determined, which determination shall be conclusive and binding upon the Borrowers, the Agent shall immediately give notice thereof to the Borrowers.  Thereafter, the interest rate applicable to the Loans shall be converted to the Prime Rate. The interest rate applicable to the Credit Facility shall remain at such converted  rate until the Agent shall notify the Borrowers that the circumstances giving rise to such condition no longer exist.

(b)           Laws Affecting LIBOR Index Availability.  If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any Loan bearing interest at a rate based upon the LIBOR Index, such Lender shall promptly give written notice thereof to the Agent and the Agent shall promptly give notice to the Borrowers and the other Lenders.  Thereafter, until the Agent notifies the Borrowers that such circumstances no longer exist, the interest rate applicable to the Loans shall be converted to the sum of the Prime Rate plus the Applicable Margin.

(c)           Increased Costs.  If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Authority, central bank or comparable agency:

(i)          shall subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to the Note, any Letter of Credit or Application or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on the Note, Letter of Credit or Application or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending Office is located); or

(ii)         shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting the Note;

and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining any Loan at a rate of interest based upon the LIBOR Index or issuing or participating in Letters of Credit or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Note in respect of a Loan or Letter of Credit or Application, then such Lender shall promptly notify the Agent, and the Agent shall promptly notify the Borrowers in writing of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Agent, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction.  The Agent will promptly notify the Borrowers of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 4.7(c); provided, that the Agent shall incur no liability whatsoever to the Lenders or the Borrowers in the event it fails to do so.  The amount of such compensation shall be determined, in the applicable Lender’s reasonable discretion, based upon the assumption that such Lender funded its Commitment Percentage of the Loans in the London interbank market and using any reasonable attribution or averaging methods that such Lender deems appropriate and practical.  A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrowers by the Agent ten (10) Business Days prior to the date upon which the Borrowers are required to make any payment set forth in the certificate and shall be conclusively presumed to be correct save for manifest error.

SECTION 4.8         Capital Requirements.  If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to the Commitments and other commitments of this type, below the rate which the Lender or such other corporation could have achieved but for such introduction, change or compliance, then within ten (10) Business Days after written demand by any such Lender, the Borrowers shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction.  A certificate as to such amounts submitted to the Borrowers and the Agent by such Lender shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

SECTION 4.9         Taxes.

(a)           Payments Free and Clear.  Any and all payments by the Borrowers hereunder or under the Note or the Letters of Credit shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender’s Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note or any Letter of Credit to any Lender or the Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.9) such Lender or the Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions been made, (B) the Borrowers shall make such deductions, (C) the Borrowers shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (D) the Borrowers shall deliver to the Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 4.9(d).

(b)           Stamp and Other Taxes.  In addition, the Borrowers shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the Letters of Credit, the other Loan Documents, or the perfection of any rights or security interest in respect thereto (hereinafter referred to as “Other Taxes”).

(c)           Indemnity.  The Borrowers shall indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.9) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Such indemnification shall be made within thirty (30) days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d)           Evidence of Payment.  Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrowers shall furnish to the Agent, at its address referred to in Section 13.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Agent.

(e)           Delivery of Tax Forms.  Each Lender organized under the laws of a jurisdiction other than the United States or any state thereof shall deliver to the Borrowers, with a copy to the Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms 4224 or Forms 1001, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes.  Each such Lender further agrees to deliver to the Borrowers, with a copy to the Agent, a Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrowers, certifying in the case of a Form 1001 or 4224 that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrowers and the Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

(f)            Survival.  Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 4.9 shall survive the payment in full of the Obligations and the termination of the Commitments.

SECTION 4.10       The Borrowers’ Representatives.  Each of the Borrowers hereby represents and warrants to the Agent and the Lenders that each of them will derive benefits, directly and indirectly, from the proceeds of each Loan and Letter of Credit, both in its separate capacity and as a member of the integrated group to which each of the Borrowers belong, since the successful operation of the integrated group is dependent upon the continued successful performance of the functions of the integrated group as a whole.  For administrative convenience, TESSCO is hereby irrevocably appointed by each of the Borrowers as agent for each of the Borrowers for the purpose of requesting Loans and Letters of Credit hereunder from the Agent and the Lenders, receiving the proceeds of Loans and disbursing the proceeds of Loans among the Borrowers.  In its capacity as such agent, TESSCO shall have the power and authority through its authorized officer or officers to (i) endorse any check for the proceeds of any Loan for and on behalf of each of the Borrowers and in the name of each of the Borrowers, and (ii) instruct the Agent or the Lenders to credit the proceeds of any Loan directly to a banking account of any of the Borrowers which shall evidence the making of such Loan and shall constitute the acknowledgement by each of the Borrowers of the receipt of the proceeds of such Loan.  By reason of the foregoing, the Agent and each Lender is hereby irrevocably authorized by each of the Borrowers to make Loans to the Borrowers and issue Letters of Credit for the account of the Borrowers pursuant to this Agreement upon the request of any one of the persons who is authorized to do so under the provisions of any applicable corporate resolutions of TESSCO.  Neither the Agent nor any Lender assumes any responsibility or liability for any errors, mistakes and/or discrepancies in any oral, telephonic, written or other transmissions of any instructions, orders, requests and confirmations between the Agent or any Lender and any one or more of the Borrowers in connection with any Loan, Letter of Credit or other transaction pursuant to the provisions of this Agreement, except for acts of gross negligence and/or willful misconduct.

ARTICLE V

CLOSING; CONDITIONS OF CLOSING AND BORROWING

SECTION 5.1         Closing. The closing shall take place at the offices of Ober, Kaler, Grimes & Shriver, a professional corporation at a date and time upon which the parties hereto shall mutually agree.

SECTION 5.2         Conditions to Closing and Initial Loan.  The obligation of the Lenders to close this Agreement and to make the initial Loan or issue the initial Letter of Credit is subject to the satisfaction or waiver of each of the following conditions:

(a)           Executed Loan Documents.  This Agreement, the Note, and the other Loan Documents shall have been duly authorized, executed and delivered to the Agent by the parties thereto, shall be in full force and effect and no default shall exist thereunder, and the Borrowers shall have delivered original counterparts of each Loan Document (except the Note) to the Lenders.

(b)           Closing Certificates; etc.

(i)          Officer’s Certificate of the Borrowers.  The Lenders shall have received a certificate from a Responsible Officer of each of the Borrowers, in form and substance reasonably satisfactory to the Lenders, to the effect that all representations and warranties of such Borrower contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects; that such Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that such Borrower has satisfied each of the closing conditions.

(ii)         Certificate of Secretary of the Borrowers.  The Lenders shall have received a certificate of the secretary or assistant secretary of each of the Borrowers certifying as to the incumbency and genuineness of the signature of each officer of such Borrower executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles of incorporation (or articles of organization in the case of a limited liability company Borrower) of such Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or organization, (B) the bylaws of such Borrower as in effect on the date of such certifications, (C) resolutions duly adopted by the Board of Directors (or Board of Managers, as applicable) of such Borrower authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.2(b)(iii).

(iii)        Certificates of Good Standing.  To the extent requested by the Lenders, the Lenders shall have received long-form certificates as of a recent date of the good standing of each of the Borrowers under the laws of its jurisdiction of organization and each other jurisdiction where any of the Borrowers is qualified to do business and a certificate of the relevant taxing authorities of such jurisdictions certifying that such Person has filed required tax returns and owes no delinquent taxes.

(iv)       Opinions of Counsel.  The Lenders shall have received favorable opinions of counsel to the Borrowers addressed to the Lenders with respect to the Borrowers, the Loan Documents and such other matters as the Lenders shall reasonably request.

(v)        Tax Forms.  The Lenders shall have received copies of the United States Internal Revenue Service forms required by Section 4.9(e) hereof.

(c)           Lien Searches; Insurance, Etc.

(i)          Lien Search. The Lenders shall have received the results of a Lien search (including a search as to judgments, pending litigation and tax matters) made against each of the Borrowers under the UCC (or applicable judicial docket) as in effect in any state in which any of its assets are located, indicating among other things that its assets are free and clear of any Lien except for Permitted Liens.

(ii)         Hazard and Liability Insurance.  The Lenders shall have received certificates of insurance, evidence of payment of all insurance premiums for the current policy year of each, and, if requested by the Lenders, copies (certified by a Responsible Officer) of all insurance policies in the form required by this Agreement and otherwise in form and substance reasonably satisfactory to the Lenders in all respects.

(d)           Consents; Defaults.

(i)          Governmental and Third Party Approvals.  The Borrowers shall have obtained all necessary approvals, authorizations and consents of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents.

(ii)         No Injunction, Etc.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Lenders’ sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

(iii)        No Event of Default.  No Default or Event of Default shall have occurred and be continuing.

(e)           Financial Matters.

(i)          Financial Statements.  The Lenders shall have received the audited Consolidated and consolidating financial statements of the Borrowers and their Subsidiaries for the most recent fiscal year, and the unaudited Consolidated and consolidating financial statements of the Borrowers and their Subsidiaries for the most recent fiscal quarter, all in form and substance reasonably satisfactory to the Lenders.

(ii)         Payment at Closing.  The Borrowers shall have paid the fees set forth or referenced in Section 4.2 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, reasonable legal fees and expenses) to the Agent and the Lenders, and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(f)            Miscellaneous.

(i)          Notice of Borrowing.  If applicable, the Agent shall have received a Notice of Borrowing from the Borrowers in accordance with Section 2.2(a).

(ii)         Proceedings and Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Lenders.  The Lenders shall have received copies of all other instruments and other evidence as the Lenders may reasonably request, in form and substance reasonably satisfactory to the Lenders, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

(iii)        Existing Facility.  The Existing Facility shall be repaid in full and terminated.

(iv)       Due Diligence and Other Documents.  The Borrowers shall have delivered to the Agent such other documents, certificates and opinions as the Lenders may reasonably request.

SECTION 5.3         Conditions to All Loans and Letters of Credit.  The obligation of the Lenders to make any Loan or Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant borrowing or issue date, as applicable:

(a)           Continuation of Representations and Warranties.  The representations and warranties contained in Article VI shall be true and correct on and as of such borrowing or issuance date with the same effect as if made on and as of such date; except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.  The Borrowers shall have the right from time to time, with the consent of the Lenders, to modify or supplement any of the Schedules (including the provision of new Schedules) referred to in this Agreement, and following any such modification or supplement with the consent of the Lenders, the representations in this Agreement shall be deemed to refer to such Schedules as so modified or supplemented; provided, that the Borrowers shall be deemed to have represented at the time of delivery of any such modification or supplement that such modifications or supplements do not relate to circumstances which individually or in the aggregate have resulted in a Material Adverse Change or which would result in a Default or an Event of Default.

(b)           No Existing Default.  No Default or Event of Default shall have occurred and be continuing hereunder (i) on the Borrowing Date with respect to such Loan or after giving effect to the Loan to be made on such date or (ii) on the issue date with respect to such Letter of Credit or after giving effect to such Letter of Credit on such date.

(c)           Officer’s Compliance Certificate; Additional Documents.  The Agent shall have received the current Officer’s Compliance Certificate and each additional document, instrument, legal opinion or other item of information reasonably requested by it.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

SECTION 6.1         Representations and Warranties.  To induce the Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue Letters of Credit, the Borrowers hereby represent and warrant to the Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder that:

(a)           Organization; Power; Qualification.  Each of the Borrowers is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where failure to be so qualified would have a material adverse effect on such Borrower.  The jurisdictions in which the Borrowers are organized and qualified to do business as of the Closing Date are described on Schedule 6.1(a).

(b)           Ownership.  Each Subsidiary of the Borrowers as of the Closing Date is listed on Schedule 6.1(b).   As of the Closing Date, the capitalization of the Borrowers and their Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 6.1(b).  All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable.  The shareholders of the Subsidiaries of the Borrowers and the number of shares owned by each as of the Closing Date are described on Schedule 6.1(b).  As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of the Borrowers or their Subsidiaries, except for TESSCO Technologies Incorporated, which is publicly traded, and except as described on Schedule 6.1(b).  The only  Subsidiaries of the Borrowers which are not Borrowers under this Agreement are dormant, have no material assets and will not have any material assets in the future.

(c)           Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrowers and their Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms.  This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrowers and each of their Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrowers or their Subsidiary party thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(d)           Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.  The execution, delivery and performance by the Borrowers and their Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval which has not been obtained or violate any Applicable Law relating to the Borrowers, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any of the Borrowers or a material default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person which would have a material adverse effect on any Borrower, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person (other than Liens, if any) arising under the Loan Documents.

(e)           Compliance with Law; Governmental Approvals.  Each of the Borrowers (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties, the noncompliance with which would have a material adverse effect on such Borrower.

(f)            Tax Returns and Payments.  Each of the Borrowers and its Subsidiaries has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable pursuant to and as provided for under such returns (unless such taxes, assessments, and governmental charges or levies are currently being contested by the Borrowers in good faith and by appropriate proceedings, and adequate reserves have been set aside therefor).  No Governmental Authority has asserted any Lien (other than Permitted Liens) or other claim against any of the Borrowers or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved.  The charges, accruals and reserves on the books of the Borrowers and any of their Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrowers and any of their Subsidiaries are in the judgment of the Borrowers adequate, and the Borrowers do not anticipate any additional taxes or assessments for any of such years.

(g)           Intellectual Property Matters.  Each of the Borrowers and their Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing, in all cases in which the failure to own or possess such rights would have a Material Adverse Effect.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Borrowers nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

(h)           Environmental Matters. To the best of the Borrowers’ knowledge and belief and except as disclosed to the Lenders in writing:

(i)          The properties owned, leased or operated by the Borrowers and their Subsidiaries now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws;

(ii)         The Borrowers, each Subsidiary and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws the noncompliance with which would have a Material Adverse Effect, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

(iii)        Neither any Borrower nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does any Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

(iv)       Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the Borrowers and their Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that would give rise to a material liability under, any applicable Environmental Laws;

(v)        No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of any Borrower, threatened, under any Environmental Law to which any Borrower or any Subsidiary thereof is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Borrower, any Subsidiary or such properties or operations; and

(vi)       There has been no release, or to the best of any Borrower’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by any Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws, which would have a Material Adverse Effect.

(i)            ERISA.

(i)          As of the Closing Date, neither any Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 6.1(i);

(ii)         each Borrower and each ERISA Affiliates is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified as to form, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code.  No liability has been incurred by any Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

(iii)        No Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has any Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(iv)       Neither any Borrower nor any ERISA Affiliate has:  (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code, in each case, if such transaction, liability, non-payment or failure would result in a material adverse effect upon any of the Borrowers;

(v)        No Termination Event has occurred or is reasonably expected to occur; and

(vi)       No proceeding, claim, lawsuit and/or investigation is existing or, to the best knowledge of the Borrowers after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

(j)            Margin Stock.  Neither any Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used in Regulation U of the Board of Governors of the Federal Reserve System).  No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

(k)           Government Regulation.  Neither any Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither any Borrower nor any Subsidiary thereof is, or after giving effect to any Loan or Letter of Credit will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

(l)            Employee Relations. Each of the Borrowers and its Subsidiaries has a stable work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 6.1(l).  The Borrowers know of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving their employees or those of their Subsidiaries.

(m)          Burdensome Provisions.  Neither any Borrower nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect.  The Borrowers and their Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.

(n)           Financial Statements.  The (i) Consolidated and consolidating balance sheets of the Borrowers and their Subsidiaries and the related statements of income and retained earnings and cash flows for the Borrowers’ most recent Fiscal Year then ended and (ii) unaudited Consolidated and consolidating balance sheet of the Borrowers and their Subsidiaries for the Borrowers’ most recent fiscal quartner and related unaudited interim statements of revenue and retained earnings, copies of which have been furnished to the Lenders, are complete and correct and fairly present the assets, liabilities and financial position of the Borrowers and their Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP.  The Borrowers and their Subsidiaries have no Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

(o)           No Material Adverse Change.  Since the date of the most recent audited financial statements delivered to the Lenders, there has been no material adverse change in the properties, business, operations, prospects, or condition (financial or otherwise) of the Borrowers and their Subsidiaries and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

(p)           Solvency.  As of the Closing Date and after giving effect to each Loan and Letter of Credit made hereunder, the Borrowers, on a consolidated basis, will be Solvent.

(q)           Titles to Properties.  Each of the Borrowers and their Subsidiaries has such title to the real property owned by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrowers and their Subsidiaries described in Section 6.1(n), except those which have been disposed of by the Borrowers or their Subsidiaries subsequent to such date, which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder, and except for minor imperfections in title which do not significantly detract from the use thereof.

(r)            Liens.  None of the properties and assets of any Borrower or any Subsidiary thereof is subject to any Lien, except Permitted Liens.  No financing statement under the Uniform Commercial Code of any state which names any Borrower or any Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction upon the authority of any Borrower or in respect of any security interest granted by any Borrower, and neither any Borrower nor any Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect Permitted Liens.

(s)           Debt and Guaranty Obligations.  Schedule 6.1(s) is a complete and correct listing of all Debt and Guaranty Obligations of the Borrowers and their Subsidiaries as of the Closing Date in excess of $500,000.  The Borrowers and their Subsidiaries have performed and are in compliance with all of the terms of such Debt and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrowers or their Subsidiaries exists with respect to any such Debt or Guaranty Obligation.

(t)            Litigation.  Except for matters existing on the Closing Date and set forth on Schedule 6.1(t), there are no actions, suits or proceedings pending nor, to the knowledge of any Borrower, threatened against or in any other way relating adversely to or affecting any Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority which would have a Material Adverse Effect.

(u)           Absence of Defaults.  No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Borrower or any Subsidiary thereof under any contract or judgment, decree or order to which any Borrower or any Subsidiary is a party or by which any Borrower or any Subsidiary or any of their respective properties may be bound or which would require any Borrower or any Subsidiary to make any payment thereunder prior to the scheduled maturity date therefor which would have a Material Adverse Effect.

(v)           Accuracy and Completeness of Information.  All written information, reports and other papers and data produced by or on behalf of any Borrower or any Subsidiary thereof and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all material respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter.  To the knowledge of the Borrowers, no document furnished or written statement made to the Agent or any Lender by any Borrower or any Subsidiary thereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrowers or their Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading.  No Borrower is aware of any facts which it has not disclosed in writing to the Agent having a Material Adverse Effect, or insofar as any Borrower can now foresee, could reasonably be expected to have a Material Adverse Effect.

SECTION 6.2         Survival of Representations and Warranties, Etc.  All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VII

FINANCIAL INFORMATION AND NOTICES

Until all the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11 hereof, the Borrowers will furnish or cause to be furnished to the Lenders at their respective addresses as set forth on Schedule 1, or such other office as may be designated by a Lender from time to time:

SECTION 7.1         Financial Statements.

(a)           Monthly Financial Statements.  As soon as practicable and in any event within forty-five (45) days after the end of each month in each Fiscal Year, an unaudited Consolidated and consolidating balance sheet of the Borrowers and their Subsidiaries as of the close of such month and unaudited Consolidated and consolidating statements of income, retained earnings and cash flows and statements of shareholder equity and changes in financial position for the month then ended and that portion of the Fiscal Year then ended, including the notes thereto, prepared by  or under the direction of the chief financial officer of the Borrowers,  containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, subject to normal year end adjustments.

(b)           Quarterly Financial Statements.  As soon as practicable and in any event within forty-five (45) days after the end of each quarter in each Fiscal Year, an unaudited Consolidated and consolidating balance sheet of the Borrowers and their Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated and consolidating statements of income, retained earnings and cash flows and statements of shareholder equity and changes in financial position for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by the Borrowers in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrowers to present fairly in all material respects the financial condition of the Borrowers and their Subsidiaries as of their respective dates and the results of operations of the Borrowers and their Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

(c)           Annual Financial Statements.  As soon as practicable and in any event within one hundred twenty (120) days after the end of each Fiscal Year, an audited Consolidated and consolidating balance sheet of the Borrowers and their Subsidiaries as of the close of such Fiscal Year and audited Consolidated and consolidating balance sheets, statements of shareholder equity, statements of income, retained earnings and cash flows, and statements of changes in financial position for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by an independent certified public accounting firm acceptable to the Lenders in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrowers or any of their Subsidiaries or with respect to accounting principles followed by the Borrowers or any of their Subsidiaries not in accordance with GAAP.

SECTION 7.2         Officer’s Compliance Certificate.  As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal quarter in each Fiscal Year, and at such other times as the Lenders shall reasonably request, a certificate of the chief financial officer or the treasurer of the Borrowers: (a) stating that no Event of Default exists under the Loan Documents, or if an Event of Default exists, specifying the Event of Default, (b) calculating the Borrowers’ ratio of Funded Debt to EBITDA for the previous Fiscal Quarter, and (c) demonstrating the calculation of the Borrowers’ compliance with the other financial covenants set forth herein, all of which shall be in form and substance reasonably satisfactory to the Lenders in all respects.

SECTION 7.3         [Intentionally Omitted]

SECTION 7.4         Borrowing Base Certificates and Other Reports.

(a)           As soon as available, but in no event more than fifteen (15) days after the end of each month, and at such other times as the Lenders shall reasonably request in order to verify eligibility for a proposed Loan, a Borrowing Base Certificate in the form of Exhibit C hereto, accompanied by accounts receivable aging reports, accounts payable aging reports, and inventory reports in form and substance reasonably satisfactory to the Lenders in all respects, and

(b)           Such other information regarding the operations, business affairs and financial condition of the Borrowers or any of their Subsidiaries as any Lender may reasonably request and which the Borrowers can legally provide.

SECTION 7.5         Notice of Litigation and Other Matters.  Prompt (but in no event later than ten (10) days after an officer of the Borrowers obtains knowledge thereof) telephonic and written notice of:

(a)           the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses and involving claims of $1,000,000 or more;

(b)           any notice of any violation received by any Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case would have a Material Adverse Effect;

(c)           any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Borrower or any Subsidiary thereof which would have a Material Adverse Effect;

(d)           any attachment, judgment, lien, levy or order exceeding $1,000,000 that has been assessed against any  Borrower or any Subsidiary thereof;

(e)           any Default or Event of Default; and

(f)            (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Borrower or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) any Borrower obtaining knowledge or reason to know that any Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA  which would have a Material Adverse Effect.

SECTION 7.6         Accuracy of Information.  All written information, reports, statements and other papers and data furnished by or on behalf of any Borrower to the Agent or any Lender (other than financial forecasts) whether pursuant to this Article VII or any other provision of this Agreement, or any of the other Loan Documents, shall be, at the time the same is so furnished, complete and correct in all material respects to the extent necessary to give the Agent or any Lender complete, true and accurate knowledge of the subject matter based on the Borrowers’ knowledge thereof.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 13.11, each of the Borrowers will:

SECTION 8.1         Preservation of Corporate Existence and Related Matters.  Except as permitted by Section 10.5, preserve and maintain its separate corporate existence and all rights,

franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or limited liability company, as applicable, and authorized to do business in each jurisdiction where the nature and scope of its activities require it to so qualify under Applicable Law and where the failure to be so qualified would have a material adverse effect on such Borrower.

SECTION 8.2         Maintenance of Property.  To the extent within the control of the Borrowers, protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property useful and material to its business; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

SECTION 8.3         Insurance.  Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required hereby, and on the Closing Date and from time to time thereafter deliver to the Agent upon its reasonable request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

SECTION 8.4         Accounting Methods and Financial Records.  Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

SECTION 8.5         Payment and Performance of Obligations.  Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property (unless such taxes, assessments and governmental charges or levies are being contested by the Borrowers in good faith and by appropriate proceedings and adequate reserves have been set aside therefor), and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices, except where failure to do so will not have a material adverse effect on such Borrower.

SECTION 8.6         Compliance With Laws and Approvals.  Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business, except where the failure to so comply or the failure to so maintain will not have a material adverse effect on such Borrower.

SECTION 8.7         Environmental Laws.  In addition to and without limiting the generality of Section 8.6, (a) comply with, and ensure such compliance by all tenants and subtenants with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except where  failure to obtain, comply or maintain, or failure to cause such tenants to obtain, comply or maintain, will not have a material adverse effect on such Borrower, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (c) defend, indemnify and hold harmless the Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrowers or such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

SECTION 8.8         Compliance with ERISA.  In addition to and without limiting the generality of Section 8.6, (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (b) not take any action or fail to take action the result of which could be a material liability to the PBGC or to a Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code, that in each case would have a material adverse effect on any Borrower, (d) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code that in each case would have  material adverse effect on any Borrower, and (e) furnish to the Lenders upon any Lender’s request such additional information about any Employee Benefit Plan as may be reasonably requested by any Lender.

SECTION 8.9         Compliance With Agreements.  Comply in all material respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business the noncompliance with which would have a Material Adverse Effect.

SECTION 8.10       Conduct of Business.  Engage only in businesses in substantially the same fields as the businesses conducted on the Closing Date and in lines of business reasonably related thereto.

SECTION 8.11       Visits and Inspections.  Permit representatives of the Agent or any Lender, from time to time, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided, however, that prior to an Event of Default, the Lenders shall conduct an audit not more than once every Fiscal Year during normal business hours and after giving reasonable prior notice. Borrowers will reimburse the Agent or the Lenders for the cost of one audit per year, or, in the case of an Event of Default, as many audits as the Agent or Lenders shall deem necessary or appropriate.

SECTION 8.12       Additional Subsidiaries.  Within ten (10) days after any new Subsidiary of any Borrower, which is created or acquired after the Closing Date, engages in any business operations, cause to be executed and delivered to the Agent (a) a duly executed Assignment and Assumption Agreement, in form and substance satisfactory to the Agent and the Lenders pursuant to which such new Subsidiary shall become jointly and severally liable for the obligations of the Borrowers hereunder, (b) favorable legal opinions addressed to the Lenders in form and substance reasonably satisfactory thereto with respect to such Assignment and Assumption Agreement, and (c) such other searches, documents and closing certificates as may be requested by the Agent.

SECTION 8.13       Further Assurances.  Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Agent or any Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Agent and the Lenders their respective rights under this Agreement, the Note, the Letters of Credit and the other Loan Documents.

SECTION 8.14       Insurance.  Maintain with financially sound, well rated and reputable insurance companies insurance in such amounts and covering such risks as is consistent with sound business practice, and in any event as is ordinarily and customarily carried by companies similarly situated and in the same or similar businesses as such Borrower.  Each Borrower will pay, when due, all premiums on such insurance and will furnish to the Lenders, upon request, evidence of payment of such premiums and other information as to the insurance carried by such Borrower.  Such insurance shall include, without limitation, (a) comprehensive fire and extended coverage insurance (including vandalism and malicious mischief) on the physical assets and properties of such Borrower against such risks, with such loss deductible amounts and in such amounts not less than those which may be reasonably satisfactory to the Lenders but in all events conforming to prudent business practices and in such minimum amounts that such Borrower will not be deemed a co-insurer under applicable insurance laws, regulations, policies and practices, (b) public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by any  Borrower, and  (c) worker’s compensation insurance.

SECTION 8.15       Bank Accounts.  Maintain the Management Account as the Borrowers’ primary disbursement account at SunTrust Bank

ARTICLE IX

FINANCIAL COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 13.11 hereof, the Borrowers and their Subsidiaries on a Consolidated basis will:

SECTION 9.1         Minimum Tangible Net Worth.  From and including June 30, 2007, through the Scheduled Maturity Date, as measured at the end of each of the Borrowers’ fiscal quarters, maintain a combined Tangible Net Worth of not less than $43,000,000; provided, however, that the Minimum Tangible Net Worth requirement shall increase, annually upon receipt of year-end financial statements, by fifty percent (50%) of the Borrowers’ combined net income after applicable taxes.

SECTION 9.2         Minimum Cash Flow Coverage to Debt Service Ratio. From the Closing Date through the Scheduled Maturity Date, maintain a ratio of Cash Flow to Debt Service, as measured at the end of each of the Borrowers’ fiscal quarters on a trailing four-quarter basis, of no less than 1.75:1.00.

SECTION 9.3         [Intentionally Omitted].

SECTION 9.4         Maximum Funded Debt/EBITDA. From the Closing Date through the Scheduled Maturity Date, maintain a ratio of  (a) Funded Debt, as measured at the end of each of the Borrowers’ fiscal quarters, to (b) EBITDA, as measured at the end of each of the Borrowers’ fiscal quarters on a trailing four-quarter basis, of no more than 3.00:1:00; provided, however, if TESSCO (or any affiliate) purchases a new headquarters building (the “HQ Purchase Transaction”), this Section 9.4 shall cease to be applicable and Section 9.5 shall become applicable.  The date on which TESSCO consummates the purchase of a new headquarters building is referred to in herein as the “HQ Purchase Date”.

SECTION 9.5         Maximum Funded Debt/EBITDA or EBITDAR. From the HQ Purchase Date through the Scheduled Maturity Date, if the HQ Purchase Transaction is financed with off balance sheet financing, maintain a ratio of (a) Funded Debt, as measured at the end of each of the Borrowers’ fiscal quarters, to (b) EBITDAR, as measured at the end of each of the Borrowers’ fiscal quarters on a trailing four-quarter basis, of no more than 4.25:1:0, or if the HQ Purchase Transaction is financed with on balance sheet financing, maintain a ratio of (y) Funded Debt, as measured at the end of each of the Borrowers’ fiscal quarters, to (b) EBITDA, as measured at the end of each of the Borrowers’ fiscal quarters on a trailing four-quarter basis, of no more than 4.25:1:0.

ARTICLE X

NEGATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, each Borrower agrees that it shall not and shall not permit any of its Subsidiaries to:

SECTION 10.1       Limitations on Debt.  Without the Lenders’ prior written consent, which consent shall not be unreasonably withheld, create, incur, assume or suffer to exist any Debt except:

(a)           the Obligations;

(b)           Debt existing on the Closing Date and not otherwise permitted under this Section 10.1, as set forth on Schedule 6.1(s), and the renewal and refinancing (but not the increase in the aggregate principal amount thereof) thereof;

(c)           current trade debt incurred in the ordinary course of business;

(d)           payable purchase money Debt of the Borrowers and their Subsidiaries (and renewals or replacement, without increase, of such purchase money Debt) in an aggregate amount not to exceed $5,000,000;

(e)           Without duplication, Debt secured by Permitted Liens;

(f)            Subordinated Debt;

(g)           Unsecured letters of credit, bankers’ acceptances and/or (i) secured Hedging Agreements between any Borrower and any Lender or any affiliate of any Lender and/or (ii) unsecured Hedging Agreements between any Borrower and any other financial institution, providing for the transfer or mitigation of foreign exchange risks or interest rate risks either generally or under specific contingencies;

(h)           Capital Leases not to exceed $5,000,000 in the aggregate;

(i)            Intercompany Debt by and among any or all of the Borrowers; and

(l)            Debt permitted under the provisions of Sections 10.2 and 10.4 of this Agreement.

provided, that no agreement or instrument with respect to Debt permitted to be incurred by this Section 10.1 shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary of any Borrower to make any payment to any Borrower or any  Subsidiary (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Borrowers to pay the Obligations.

SECTION 10.2       Limitations on Guaranty Obligations.  Create, incur, assume or suffer to exist any Guaranty Obligations except (a) Guaranty Obligations in favor of the Agent for the benefit of the Agent and the Lenders, and (b) Debt consisting of Guaranty Obligations guaranteeing Debt of another Borrower that is otherwise expressly permitted by Section 10.1.

SECTION 10.3       Limitations on Liens.  Without the Lenders’ prior written consent, which consent shall not be unreasonably withheld, create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including without limitation shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except any of the following liens (“Permitted Liens”):

(a)           Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(b)           the claims of materialmen, mechanics, carriers, warehousemen, or processors for labor, materials, supplies or rentals incurred in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are bonded over or covered by insurance;

(c)           Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(d)           Liens not otherwise permitted by this Section 10.3 and in existence on the Closing Date and described on Schedule 10.3(d);

(e)           Liens securing Debt permitted under Section 10.1(d); provided that (i) such Liens shall be created substantially simultaneously with the acquisition of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, (iii) the amount of Debt secured thereby is not increased, and (iv) the principal amount of Debt secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price of such property at the time it was acquired;

(f)            deposits or pledges to secure obligations under workers’ compensation, social security or similar laws, or under unemployment insurance in the ordinary course of business;

(g)           judgment Liens to the extent the entry of such judgment does not constitute an Event of Default under the terms of this Agreement;

(h)           deposits, liens or pledges to secure payments of (i) unemployment and other insurance, old-age pensions or other social security obligations, or (ii) the performance of bids, tenders, leases, contracts, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business; provided that liens permitted under this Section 10.3(h)(ii) shall not exceed $1,000,000 in the aggregate at any one time;

(i)            statutory landlord’s Liens under leases to which any Borrower or any Subsidiary is a party;

(j)            Liens securing Debt permitted by the provisions of Section 10.1(d), or Liens securing debt permitted by the provisions of Section 10.1(b), which liens are described in Schedule 6.1(s);

(k)           Liens securing obligations under Capital Leases to the extent such Capital Leases are permitted by the provisions of this Agreement; and

(l)            any Lien arising under any retention of title arrangements entered into in the ordinary course of business and not entered into primarily for the purpose of securing borrowings.

SECTION 10.4       Limitations on Loans, Investments and Acquisitions.   Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture (including without limitation the creation or capitalization of any Subsidiary), evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:

(a)           Permitted Acquisitions;

(b)           replacements of assets that are the subject of Permitted Asset Dispositions;

(c)           investments not otherwise permitted by this Section 10.4 in Subsidiaries existing on the Closing Date (provided that the Borrowers’ aggregate investment in non-Borrower Subsidiaries shall in no event exceed the aggregate investment in such Non-Borrower Subsidiaries on the date hereof), and the other existing loans, advances and investments not otherwise permitted by this Section 10.4 described on Schedule 10.4;

(d)           investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within 120 days from the date of acquisition thereof, (ii) commercial paper maturing no more than 120 days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than 120 days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (iv) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder;

(e)           investments by any Borrower or any Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person if such acquisition has been previously approved in writing by the Lenders (except to the extent consent is not required pursuant to the terms hereof) and the Borrowers comply with the provisions of Section 8.12.

(f)            the receipt of Debt by any Borrower or any Subsidiary which represents payment to such Borrower or Subsidiary, as the case may be, of a portion of the purchase price payable in connection with a Permitted Asset Disposition;

(g)           the receipt of securities in connection with the settlement of claims against any customer, supplier or vendor or as a result of the bankruptcy of any such customer, supplier or vendor;

(h)           any advance to an officer or employee of any Borrower or any Subsidiary for travel or other business expenses in the ordinary course of business, provided that the aggregate amount of all such advances by all of the Borrowers and its Subsidiaries (taken as a whole) outstanding at any time shall not exceed $100,000;

(i)            trade credit extended to customers in the ordinary course of business; and

(j)            ordinary course working capital advances and loans to and from any Borrower to any other Borrower.

SECTION 10.5       Limitations on Mergers and Liquidation.  Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), except that (a) the Borrowers may engage in Permitted Acquisitions and Permitted Asset Dispositions, (b) any Borrower may merge into or consolidate with any other Borrower, and (c) any Subsidiary may merge into or consolidate with any Borrower, so long as (i) the Borrower is the surviving entity and (ii) such merger or consolidation does not render the surviving entity insolvent.

SECTION 10.6       Limitations on Sale of Assets.  Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except Permitted Asset Dispositions.

SECTION 10.7       Limitations on Dividends and Distributions.  Declare or pay any dividends upon any of its capital stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock, or make any distribution of cash, property or assets among the holders of shares of its capital stock, or make any change in its capital structure; provided that (a) any Subsidiary (including any Subsidiary that is also a Borrower) may pay cash dividends to any of the Borrowers, and (b) the Borrowers may purchase up to $10,000,000 of their issued and outstanding stock in the aggregate after the date hereof.

SECTION 10.8       Limitations on Exchange and Issuance of Capital Stock.  Except in connection with any Permitted Acquisition, issue, sell or otherwise dispose of any class or series of capital stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Debt or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

SECTION 10.9       Transactions with Affiliates. Except as expressly permitted pursuant to Section 10.4, directly or indirectly  (a) make any loan or advance to, or purchase or assume the Note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or, other than on an arm’s length basis, subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are fully disclosed to and approved in writing by the Required Lenders prior to the consummation thereof and are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate. The foregoing provisions shall not restrict (a) any employment agreement or related compensation arrangement entered into by any Borrower or Subsidiary, or any reasonable travel or business expense reimbursement or advance made by any Borrower or subsidiary, in each case, on an arm’s length basis in the ordinary course of business consistent with past or reasonable business practices, (b) the payment of dividends and distributions to the extent otherwise permitted by this Agreement, and (c) intercompany investments and loans between and among Borrowers as and to the extent permitted by this Agreement.

SECTION 10.10     Certain Accounting Changes.  Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP.

SECTION 10.11     Amendments; Payments and Prepayments of Subordinated Debt.  Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Debt, or cancel or forgive, make any voluntary or optional payment or prepayment on, or redeem or acquire for value (including without limitation by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any Subordinated Debt.

SECTION 10.12     Restrictive Agreements. Enter into any Debt which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles VIII, IX and X hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt.

SECTION 10.13     Capital Expenditures. Spend, in the aggregate, more than (a) $10,000,000 in Capital Expenditures during the fiscal year ending March 31, 2008, or (b)

$8,000,000 in Capital Expenditures in any fiscal year thereafter. The Agent and the Lenders agree that the foregoing limitation shall not include or in any way restrict Capital Expenditures made or to be made by the Borrower relating to the use of insurance proceeds to repair, replace or rebuild any assets or facilities damaged or destroyed as a result of any prior or future casualty.

ARTICLE XI

DEFAULT AND REMEDIES

SECTION 11.1       Events of Default.  Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a)           Default in Payment of Principal and Interest on Loans and Reimbursement Obligations.  The Borrowers shall default in any payment of principal of or interest on, any Loan, Note or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise); provided, however, that the Borrowers shall not be deemed to be in default hereunder if a failure to make an interest payment results from the failure of the Lenders to make a Loan when the Borrowers are otherwise entitled to a Loan hereunder, or from the failure of any Lender to make automatic payments of interest pursuant to the procedures described or contemplated by Section 2.2(b)(ii) hereof.

(b)           Other Payment Default.  The Borrowers shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of (a) any fee payable hereunder or under any Hedging Agreement, as and when the same becomes due and payable, or (b) the payment of any other Obligation within ten (10) days after demand therefor.

(c)           Misrepresentation.  Any representation or warranty made or deemed to be made by any of the Borrowers or any of their Subsidiaries under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made; provided, however, that in the event the Agent or the Lenders determine that a Borrower has made a misrepresentation constituting an Event of Default, the Agent shall notify the Borrowers, and the Borrowers shall be permitted two (2) Business Days after the receipt of such notice to demonstrate to the Agent and the Lenders in writing that the representation was not a misrepresentation. Thereafter, if the Agent and the Lenders are satisfied that such representation was not a misrepresentation, then such representation shall no longer be the basis for an Event of Default hereunder.

(d)           Default in Performance of Certain Covenants.  The Borrowers shall default in the performance or observance of any covenant or agreement contained in Sections 7.1, 7.2 or 7.4(a) or Articles IX or X of this Agreement, and, in the case of any covenant contained in Sections 7.1, 7.2, or 7.4(a), such default shall remain uncured for a period of five (5) Business Days after written notice thereof to the Borrower.

(e)           Default in Performance of Other Covenants and Conditions.  The Borrowers or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 11.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrowers by the Agent.

(f)            Debt Cross-Default.  Any Borrower or any of its Subsidiaries shall (i) default in the payment of any Debt (other than the Note or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $2,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the  Note or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $2,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

(g)           Other Cross Defaults.  Any Borrower shall default in the payment when due, or in the performance or observance of any obligation or condition of any contract or judgment, decree or order to which any Borrower or any Subsidiary is a party or by which any Borrower or any Subsidiary or any of their respective properties may be bound or which would require any Borrower or any Subsidiary to make any payment thereunder prior to the scheduled maturity date therefor, which would have a Material Adverse Effect.

(h)           Change in Control.  (i) Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) other than TESSCO shall obtain ownership or control in one or more series of transactions of more than forty-nine percent (49%) of the common stock of any of the other Borrowers or more than forty-nine percent (49%) of the voting power entitled to vote in the election of members of the board of directors of any other Borrower, or (ii) any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), not including Robert B. Barnhill, Jr., or interests controlled by him, shall obtain ownership or control in one or more series of transactions of more than forty-nine percent (49%) of the voting power entitled to vote in the election of members of the board of directors of TESSCO (any such event described in subparts (i) and (ii) of this Section 9.1(h) being hereinafter called a “Change in Control”).

(i)            Voluntary Bankruptcy Proceeding.  Any Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(j)            Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against any Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(k)           Failure of Agreements.  Any material provision of this Agreement or of any other Loan Document shall for any reason cease to be valid and binding on any Borrower or other party thereto or any such Person shall so state in writing.

(l)            Termination Event.  Any of the following events occurs, and a Material Adverse Effect results therefrom:  (i) any Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, any Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) any Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments.

(m)          Judgment.  A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $1,000,000 in any Fiscal Year shall be entered against any Borrower or any of its Subsidiaries by any court and such judgment or order shall continue without discharge or stay for a period of thirty (30) days.

SECTION 11.2       Remedies.  Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by written notice to the Borrowers:

(a)           Acceleration; Termination of Facilities.  Declare the principal of and interest on the Loans, the Note and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Agent under this Agreement or any of the other Loan Documents (other than any Hedging Agreement) (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and all other Obligations (other than obligations owing under any Hedging Agreement), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrowers to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 11.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations (other than obligations owing under any Hedging Agreement) shall automatically become due and payable.

(b)           Letters of Credit.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, require the Borrowers at such time to deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations.  After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers.

(c)           Rights of Collection.  Exercise on behalf of the Lenders all of the Lenders’ or the Agent’s other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrowers’ Obligations.

SECTION 11.3       Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the Borrowers, the Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

ARTICLE XII

THE AGENT

SECTION 12.1       Appointment.  Each of the Lenders hereby irrevocably designates and appoints SunTrust Bank as Administrative Agent of such Lender under this Agreement and the other Loan Documents for the term hereof and each such Lender irrevocably authorizes SunTrust Bank as Agent for such Lender to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and such other Loan

Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Agent.  Any reference to the Agent in this Article XII shall be deemed to refer to the Agent solely in its capacity as Agent and not in its capacity as a Lender.

SECTION 12.2       Delegation of Duties.  The Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Agent with reasonable care.

SECTION 12.3       Exculpatory Provisions.  Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrowers or any of their Subsidiaries or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrowers or any of their Subsidiaries to perform their obligations hereunder or thereunder.  The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrowers or any of their Subsidiaries.

SECTION 12.4       Reliance by the Agent.  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Agent.  The Agent may deem and treat the payee of the Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 13.10 hereof.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by any other Loan Document, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this

Agreement and the Note in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Note.

SECTION 12.5       Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Agent receives such a notice, it shall promptly give notice thereof to the Lenders.  The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.

SECTION 12.6       Non-Reliance on the Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrowers or any of their Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries and made its own decision to make its Loans and issue or participate in Letters of Credit hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or by the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrowers or any of their Subsidiaries which may come into the possession of the Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

SECTION 12.7       Indemnification.  The Lenders agree to indemnify the Agent in its capacity as such and (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) ratably according to the respective amounts of their Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the  Note or any Reimbursement Obligation) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent’s bad faith, gross negligence or willful misconduct.  The agreements in this Section 12.7 shall survive the payment of the Note, any Reimbursement Obligation and all other amounts payable hereunder and the termination of this Agreement.

SECTION 12.8       The Agent in Its Individual Capacity.  The Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though the Agent were not an Agent hereunder.  With respect to any Loans made by it and with respect to any Letter of Credit issued by it or participated in by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

SECTION 12.9       Resignation of the Agent; Successor Agent.  Subject to the appointment and acceptance of a successor as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent, reasonably acceptable to the Borrowers, which successor shall have minimum capital and surplus of $500,000,000.  If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the Agent’s giving of notice of resignation, then the Agent may, on behalf of the Lenders, appoint a successor Agent, reasonably acceptable to the Borrowers, which successor shall have minimum capital and surplus of $500,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1       Notices.

(a)           Method of Communication.  Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing.  Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested.  A telephonic notice to the Agent as understood by the Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

(b)           Addresses for Notices.  Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrowers:	c/o TESSCO Technologies Incorporated
11126 McCormick Road
Hunt Valley, Maryland 21031-4302
Attention: David Young
Chief Financial Officer
Telephone No.: 410-229-1000
Telecopy No.: 410-229-1656

With copies to:	Ballard Spahr Andrews & Ingersoll, LLP
300 East Lombard Street
Baltimore, Maryland 21202
Attention: Douglas M. Fox, Esquire
Telephone No.: 410-528-5600
Telecopy No.: 410-528-5650

If to SunTrust Bank as Agent:	SunTrust Bank
120 East Baltimore Street
Baltimore, MD 21202
Attention: Gregory Farno, Senior Vice President
Telephone No.: 410-986-1673
Telecopy No.: 410-986-1927

With copies to:	Ober, Kaler Grimes & Shriver,
A Professional Corporation
120 East Baltimore Street
Baltimore, Maryland 21202
Attention: Darlene R. Davis, Esquire
Telephone No.: 410-347-1306
Telecopy No.: 410-547-0699

If to any Lender:	To the Address set forth on Schedule 1 hereto

(c)           Agent’s Office.  The Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrowers and Lenders, as the Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit issued.

SECTION 13.2       Expenses; Indemnity.  The Borrowers will (a) pay reasonably incurred all out-of-pocket expenses of the Agent and the Lenders in connection with (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including without limitation all out-of-pocket syndication and due diligence expenses and reasonable fees and disbursements of counsel for the Agent and (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Agent or the Lenders relating to this Agreement or any other Loan Document, including without limitation reasonable fees and disbursements of counsel for the Agent, (b) pay all reasonable out-of-pocket expenses of the Agent and each Lender actually incurred in connection with the administration and enforcement of any rights and remedies of the Agent and the Lenders under the Credit Facility, including consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Agent or any Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include without limitation the reasonable fees and disbursements of such Persons, and (c) defend, indemnify and hold harmless the Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim, investigation, litigation or other proceeding (whether or not the Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with this Agreement, any other Loan Document or the Loans, including without limitation reasonable attorney’s and consultant’s fees, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

SECTION 13.3       Set-off.  In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lenders and any assignee or participant of a Lender in accordance with Section 13.10 are hereby authorized by the Borrowers at any time or from time to time, without notice to the Borrowers or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of the Borrowers against and on account of the Obligations irrespective of whether (a) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 11.2 and although such Obligations shall be contingent or unmatured.

SECTION 13.4       Governing Law.  This Agreement, the Note and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in  accordance with the laws of the State of Maryland, without reference to the conflicts or choice of law principles thereof.

SECTION 13.5       Consent to Jurisdiction.  The Borrowers hereby irrevocably consent to the personal jurisdiction of the state and federal courts located in the State of Maryland, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the  Note and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations.  Each Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Agent or any Lender in connection with this Agreement, the Note or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 13.1.  Nothing in this Section 13.5 shall affect the right of the Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Agent or any Lender to bring any action or proceeding against any Borrower or its properties in the courts of any other jurisdictions.

SECTION 13.6       Binding Arbitration; Waiver of Jury Trial.

(a)           Binding Arbitration.  Upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to the Note or any other Loan Document (“Disputes”), between or among parties to the Note or any other Loan Document shall be resolved by binding arbitration as provided herein.  Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder.  Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, disputes as to whether a matter is subject to arbitration, or claims concerning any aspect of the past, present or future relationships arising out of or connected with the Loan Documents.  Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association and Title 9 of the U.S. Code.  All arbitration hearings shall be conducted in Baltimore, Maryland.  The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.  All applicable statutes of limitation shall apply to any Dispute.  A judgment upon the award may be entered in any court having jurisdiction.  Notwithstanding anything foregoing to the contrary, any arbitration proceeding demanded hereunder shall begin within ninety (90) days after such demand thereof and shall be concluded within one-hundred and twenty (120) days after such demand.  These time limitations may not be extended unless a party hereto shows cause for extension and then such extension shall not exceed a total of sixty (60) days.  The panel from which all arbitrators are selected shall be comprised of licensed attorneys.  The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted.  The parties hereto do not waive any applicable Federal or state substantive law except as provided herein.  Notwithstanding the foregoing, this paragraph shall not apply to any Hedging Agreement that is a Loan Document.

(b)           Jury Trial. THE AGENT, EACH LENDER AND THE BORROWERS HEREBY ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

(c)           Preservation of Certain Remedies.  Notwithstanding the preceding binding arbitration provisions, the parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute.  Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies:  (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under applicable law or by judicial foreclosure and sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment.  Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

SECTION 13.7       Reversal of Payments.  To the extent that any Borrower makes a payment or payments to the Agent for the ratable benefit of the Lenders which payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received by the Agent.

SECTION 13.8       Injunctive Relief; Punitive Damages.

(a)           Each  Borrower recognizes that, if any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, each Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b)           The Agent, each Lender and each Borrower (on behalf of itself and its Subsidiaries) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

(c)           The parties agree that they shall not have a remedy of punitive or exemplary damages against any other party in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

SECTION 13.9       Accounting Matters.  All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by the Borrowers or any Subsidiary thereof to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Agent to the contrary agreed to by the Borrowers, be performed in accordance with GAAP as in effect on the Closing Date.  In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrowers’ certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrowers and the Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

SECTION 13.10     Successors and Assigns; Participations.

(a)           Benefit of Agreement.  This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Agent and the Lenders, all future holders of the Note, and their respective successors and assigns, except that the Borrowers shall not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each Lender.

(b)           Assignment by Lenders.  Each Lender may, with the consent of the Borrowers (so long as no Default or Event of Default has occurred and is continuing), which consent shall not be unreasonably withheld, and with the consent of the Agent and each of the other Lenders, assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement; provided that:

(i)          each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement;

(ii)         if less than all of the assigning Lender’s Commitment is to be assigned, the Commitment so assigned shall not be less than $5,000,000;

(iii)        the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit D attached hereto (an “Assignment and Acceptance”);

(iv)       such assignment shall not, without the consent of the Borrowers, require the Borrowers to file a registration statement with the Securities and Exchange Commission or apply to or qualify the Loans under the blue sky laws of any state; and

(v)        the assigning Lender shall pay to the Agent an assignment fee of $3,000 upon the execution by such Lender of the Assignment and Acceptance; provided that no such fee shall be payable upon any assignment by a Lender to an Affiliate thereof.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereby and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

(c)           Rights and Duties Upon Assignment.  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as set forth in such Assignment and Acceptance.

(d)           Register.  The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Extensions of Credit with respect to each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)           Procedure.  Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee together with the written consent to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit D:

(i)          accept such Assignment and Acceptance;

(ii)         record the information contained therein in the Register;

(iii)        give prompt written notice thereof to the Lenders and the Borrowers; and

(iv)       promptly deliver a copy of such Assignment and Acceptance to the Borrowers.

(f)            Participations.  Each Lender may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Extensions of Credit); provided that:

(i)          each such participation shall be in an amount not less than $5,000,000;

(ii)         such Lender’s obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged;

(iii)        such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iv)       such Lender shall remain the “Lender” for all purposes of this Agreement;

(v)        the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;

(vi)       such Lender shall not give such participant the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on any Loan or Reimbursement Obligation, extend the term or increase the amount of the Commitment, reduce the amount of any fees to which such participant is entitled, or extend any scheduled payment date for principal of any Loan; and

(vii)      any such disposition shall not, without the consent of the Borrowers, require the Borrowers to file a registration statement with the Securities and Exchange Commission or apply to or qualify the Loans under the blue sky laws of any state.

(g)           Disclosure of Information; Confidentiality.  The Agent and the Lenders shall hold all non-public information with respect to the Borrowers obtained pursuant to the Loan Documents in accordance with their customary procedures for handling confidential information; provided, that the Agent may disclose information relating to this Agreement (and not the Borrowers’ business generally) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications and provided further, that the Agent and the Lenders may disclose any such information to the extent such disclosure is required by law or requested by any regulatory authority.  Any Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to this Section 13.10, disclose to the assignee, participant, proposed assignee or proposed participant, any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided, that prior to any such disclosure, each such assignee, proposed assignee, participant or proposed participant shall agree with the Borrowers or such Lender for the express benefit of the Borrowers to preserve the confidentiality of any confidential information relating to the Borrowers received from such Lender.

(h)           Certain Pledges or Assignments.  Nothing herein shall prohibit any Lender from pledging or assigning the Note to any Federal Reserve Bank in accordance with Applicable Law.

SECTION 13.11     Amendments, Waivers and Consents.  Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Agent with the consent of the Required Lenders) and delivered to the Agent and, in the case of an amendment, signed by the Borrowers; provided, that no amendment, waiver or consent shall (a) increase the amount or extend the time of the obligation of the Lenders to make Loans or issue or participate in Letters of Credit (including without limitation pursuant to Section 2.7), (b) extend the originally scheduled time or times of payment of the principal of any Loan or Reimbursement Obligation or the time or times of payment of interest on any Loan or Reimbursement Obligation, (c) reduce the rate of interest or fees payable on any Loan or Reimbursement Obligation, (d) reduce the principal amount of any Loan or Reimbursement Obligation, (e) permit any subordination of the principal or interest on any Loan or Reimbursement Obligation, (f) permit any assignment (other than as specifically permitted or contemplated in this Agreement) of any of the Borrowers’ rights and obligations hereunder, or (g) amend the provisions of this Section 13.11 or the definition of Required Lenders, without the prior written consent of each Lender.  In addition, no amendment, waiver or consent of or to the provisions of (a) Article XII shall be made without the written consent of the Agent and (b) Article III shall be made without the written consent of the Issuing Lender.

No course of dealing between the any Lender and the Borrowers shall be effective to amend, modify, change any provision of this Agreement or the other Loan Documents.  The Lenders shall have the right at all times to enforce the provisions of this Agreement and the other Loan Documents in strict accordance with the provisions hereof and thereof, notwithstanding any conduct or custom on the part of the Lenders in refraining from doing so at any time or times.  The failure of the Lenders at any time or times to enforce their rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to this Agreement or the other Loan Documents or as having, in any way or manner, modified or waived the same.  This Agreement and the other Loan Documents may not be modified or amended except by an agreement in writing signed by the Lender and the Borrowers.

SECTION 13.12     Performance of Duties.  The Borrowers’ obligations under this Agreement and each of the Loan Documents shall be performed by the Borrowers at their sole cost and expense.

SECTION 13.13     All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Agent and any Persons designated by the Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Credit Facility has not been terminated.

SECTION 13.14     Survival of Indemnities.  Notwithstanding any termination of this Agreement, the indemnities to which the Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Agent and the Lenders against events arising after such termination as well as before.

SECTION 13.15     Titles and Captions.  Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 13.16     Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 13.17     Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which when taken together shall constitute one and the same agreement.

SECTION 13.18     Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

SECTION 13.19     Inconsistencies with Other Documents; Independent Effect of Covenants.

(a)           In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control.

(b)           Each Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII, IX, or X hereof shall be given independent effect.  Accordingly, the Borrowers shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII, IX, or X if, before or after giving effect to such transaction or act, the Borrowers shall or would be in breach of any other covenant contained in Articles VIII, IX, or X.

SECTION 13.20     Joint and Several Liability, Etc.  The Borrowers shall be jointly and severally liable for the payment and performance of the Obligations.  The Agent and the Lenders may, without notice to or consent of any of the Borrowers and with or without consideration, release, discharge, compromise or settle with, waive, grant indulgences to, proceed against or otherwise deal with, any of the Borrowers without in any way affecting, limiting, modifying, discharging or releasing any of the obligations and liabilities under this Agreement or any other Loan Documents of the other Borrowers.  Each of the Borrowers consents and agrees that (a) the Agent shall be under no obligation to marshall any assets in favor of such Borrower or against or in payment of any or all of the obligations and liabilities of such Borrower under this Agreement or any of the other Loan Documents, (b) any rights such Borrower may have against the other Borrowers for contribution, exoneration from payment or otherwise, in respect of any amounts paid by such Borrower pursuant to any of the Loan Documents or which continue to be owing pursuant to any of the Loan Documents, shall be postponed until the Obligations have been indefeasibly paid in full and no commitments therefor are outstanding and (c) the Agent or the Lenders, as applicable, may enforce and collect the obligations and liabilities of such Borrower hereunder or under the other Loan Documents irrespective of any attempt, pursuit, enforcement or exhaustion of any rights and remedies the Agent or the Lenders may at any time have to collect the obligations and liabilities hereunder or under the other Loan Documents of the other Borrowers.

ARTICLE XIV

GUARANTY

SECTION 14.1       Borrowers’ Guaranty of the Obligations.  Each Borrower acknowledges that it is jointly and severally liable for all of the Obligations and, as a result hereby, unconditionally guarantees the full and prompt payment when due, whether at maturity or earlier, by reason of acceleration or otherwise, and at all times thereafter, of all Obligations of every kind and nature of the other Borrowers to the Lenders or the Agent under the Loan Documents, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, joint or several, now or hereafter existing, or due or to become due, and howsoever owned, held or acquired.  Each Borrower agrees that if this guaranty, or any liens securing this guaranty, would, but for the application of this sentence, be unenforceable under applicable law, this guaranty and each such lien shall be valid and enforceable to the maximum extent that would not cause this guaranty or such lien to be unenforceable under applicable law, and this guaranty and such lien shall automatically be deemed to have been amended accordingly at all relevant times.

Each Borrower hereby agrees that its obligations under this guaranty shall be unconditional, irrespective of (a) the validity or enforceability of the Obligations or any part thereof, or of any promissory note or other document evidencing all or any part of the Obligations, (b) the absence of any attempt to collect the Obligations from any Borrower or other action to enforce the same, (c) the waiver or consent by the Agent or any Lender with respect to any provision of any agreement, instrument or document evidencing or securing all or any part of the Obligations, or any other agreement, instrument or document now or hereafter executed by any Borrower and delivered to the Agent or the Lenders, (d) the failure by the Agent or the Lenders to take any steps to perfect and maintain a security interest in, or to preserve its rights to, any collateral now or hereafter given for the Obligations, (e) the Lenders’ election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (f) any borrowing or grant of a security interest by any Borrower as debtor-in-possession under Section 364 of the Bankruptcy Code, (g) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the Agent’s or the Lenders’ claim(s) for repayment of the Obligations, or (h) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of any Borrower.

Each Borrower hereby waives, to the fullest extent permitted by applicable law, diligence, presentment, demand of payment, filing of claims with a court in the event of receivership or bankruptcy of any Borrower, protest or notice with respect to the Obligations (other than notices required to be given pursuant to the terms of this Agreement or any of the other Loan Documents), and all demands whatsoever, and covenants that this guaranty will not be discharged, except by complete and irrevocable payment and performance of the Obligations (other than contingent and unasserted indemnification obligations).  No notice to any Borrower or any other party (other than notices required to be given pursuant to the terms of this Agreement or any of the other Loan Documents) shall be required for the Agent or the Lenders to make demand hereunder.  Such demand shall constitute a mature and liquidated claim against any Borrower.  Upon the occurrence and continuance of any Event of Default, the Agent and the Lenders may, in their sole discretion, proceed directly and at once, without notice, against any one or more of the Borrowers to collect and recover the full amount of any portion of the Obligations, without first proceeding against the other Borrowers, any other person, firm, corporation, or any security or collateral for the Obligations.  To the extent not expressly provided for herein, the Agent and the Lenders shall have the exclusive right to determine the application of all payments made and credits, if any, given by or from any Borrower, any other person, firm or corporation, or any security or collateral for the Obligations, on account of the Obligations.

At any time after and during the continuance of an Event of Default, the Agent and the Lenders may, in their sole discretion, without notice to any Borrower and regardless of the acceptance of any collateral for the payment hereof, appropriate and apply toward payment of the Obligations (i) any indebtedness due or to become due from such Borrower and (ii) any moneys, credits or other property belonging to such Borrower at any time held by or coming into the possession of the Agent, any Lender or any of their Affiliates, whether for deposit or otherwise.  The Agent and the Lenders agree promptly to notify the Borrowers in writing after any such set-off and application made by such Person.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

WITNESS:	BORROWERS:

TESSCO TECHNOLOGIES INCORPORATED

/s/	By:	/s/ Robert B. Barnhill, Jr.
Robert B. Barnhill, Jr.
President and Chief Executive Officer

TESSCO SERVICE SOLUTIONS, INC.

/s/	By:	/s/ Robert B. Barnhill, Jr.
Robert B. Barnhill, Jr.
President

TESSCO INCORPORATED

/s/	By:	/s/ Robert B. Barnhill, Jr.
Robert B. Barnhill, Jr.
President and Chief Executive Officer

TESSCO COMMUNICATIONS INCORPORATED

/s/	By:	/s/ Robert B. Barnhill, Jr.
Robert B. Barnhill, Jr.
President

WIRELESS SOLUTIONS INCORPORATED

/s/	By:	/s/ Robert B. Barnhill, Jr.
Robert B. Barnhill, Jr.
President

TESSCO BUSINESS SERVICES, LLC

WIRELESS SOLUTIONS INCORPORATED

/s/	By:	/s/ Robert B. Barnhill, Jr.
Robert B. Barnhill, Jr.
President and Chief Executive Officer

TESSCO SUPPLY CHAIN SERVICES, LLC

/s/	By:	/s/ Robert B. Barnhill, Jr.
Robert B. Barnhill, Jr.
President

TESSCO PRODUCT SOLUTIONS, LLC

/s/	By:	/s/ Robert B. Barnhill, Jr.
Robert B. Barnhill, Jr.
President

TESSCO INTEGRATED SOLUTIONS, LP

	By:	TESSCO Product Solutions, LLC,
its general partner

/s/	By:	/s/ Robert B. Barnhill, Jr.
Robert B. Barnhill, Jr.
President

GW SERVICE SOLUTIONS, INC.

/s/	By:	/s/ Robert B. Barnhill, Jr.
Robert B. Barnhill, Jr.
President

LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION

/s/	By:	/s/ Timothy A. Knabe
Timothy A. Knabe
Senior Vice President

SUNTRUST BANK

/s/	By:	/s/ Gregory Farno
Gregory Farno
Senior Vice President

ADMINISTRATIVE AGENT:

SUNTRUST BANK

/s/	By:	/s/ Gregory Farno
Gregory Farno
Senior Vice President

Schedule 1

(Lenders and Commitments)

LENDER	COMMITMENT PERCENTAGE	COMMITMENT
SunTrust Bank 120 East Baltimore Street Baltimore, Maryland 21202 Attn: Gregory Farno, Sr. Vice President Telephone No. 410-986-1673 Telecopy No. 410-986-1927	70%	$35,000,000

Wachovia Bank, National Association 7 St. Paul Street, 2nd Floor Baltimore, Maryland 21202 Attn: Lucy C. Campbell, Vice President Telephone No.: 410-332-5242 Telecopy No. 410-539-0136	30%	$15,000,000